                                                            Exhibit 2.1



                                ----------------------
                               STOCK PURCHASE AGREEMENT

                                     by and among

                                 CAROLYN CORPORATION
                                     (the Buyer),

                                    KATHY BENNER,
                 as trustee of the Michael Benner's Children's Trust,
                and not individually, and MICHAEL BENNER, individually
                                  (the BBI Sellers),

                    the individuals and entities named therein as
                                STEWART WARNER SELLERS

                                         and

                                  MICHAEL BENNER as
                                SELLER REPRESENTATIVE
                                ----------------------






                            dated as of February 4, 1998

                               STOCK PURCHASE AGREEMENT

                                  TABLE OF CONTENTS
                                                            Page
                                                             No.
                                                            ----
1.   PURCHASE AND SALE OF STOCK..........................     2

     1.1  Purchase and Sale..............................     2
     1.2  Delivery of Purchase Price and Escrowed Funds..     2

2.   CLOSING.............................................     3

     2.1  Time and Place.................................     3
     2.2  Transactions at Closing........................     3

3.   ADJUSTMENTS TO PURCHASE PRICE.......................     4

     3.1  Delivery of Initial Closing Balance Sheet......     4
     3.2  Adjustments at Closing.........................     5
     3.3  Final Closing Balance Sheet and Tax Returns....     5
     3.4  Determination of Closing Assets and Liabilities     6
     3.5  Calculation and Payment of Adjustment..........     7

4.   REPRESENTATIONS AND WARRANTIES OF THE SELLERS.......     8

     4.1  Organization; Authority........................     8
     4.2  Subsidiaries; Capitalization of Subsidiaries...     8
     4.3  Capitalization.................................     9
     4.4  Non-Contravention..............................     9
     4.5  Governmental Consents; Transferability of
          Licenses, Etc. ................................     9
     4.6  Financial Statements...........................    10
     4.7  Absence of Certain Changes.....................    10
     4.8  Litigation, Etc. ..............................    11
     4.9  Conformity to Law..............................    11
     4.10 Title to Property, Real Property Leases, etc. .    11
     4.11 Real Property; Safety, Zoning and
          Environmental Matters..........................    12
     4.12 Insurance......................................    14
     4.13 Contracts......................................    14
     4.14 Employment of Officers, Employees..............    16
     4.15 Employee Benefit Plans.........................    16
     4.16 Labor Relations................................    18
     4.17 Potential Conflicts of Interest................    19
     4.18 Trademarks, Patents, Etc. .....................    19

     4.19 Suppliers and Customers........................    19
     4.20 Accounts Receivable............................    20
     4.21 No Undisclosed Liabilities.....................    20
     4.22 Conduct of Business............................    20
     4.23 Taxes..........................................    20
     4.24 Indebtedness...................................    21
     4.25 Bank Accounts, Signing Authority, Powers of
          Attorney.......................................    21
     4.26 Inventory......................................    22
     4.27 Minute Books...................................    22
     4.28 Broker.........................................    22
     4.29 Accounts Payable...............................    22
     4.30 Disclosure.....................................    22
     4.31 Foreign Corrupt Practices Act..................    22

4A.  ADDITIONAL REPRESENTATIONS AND WARRANTIES OF
       THE INDIVIDUAL SELLERS............................    22

     4A.1 Rights to Sell Outstanding Shares, Approvals;
             Binding Effects.............................    22
     4A.2 Title to Stock, Liens, etc. ...................    23

5.   REPRESENTATIONS AND WARRANTIES OF THE
        BBI SELLERS......................................    23

     5.1  Organization; Authority........................    23
     5.2  Rights to Sell Outstanding Shares, Approvals;
             Binding Effect..............................    23
     5.3  Subsidiaries...................................    23
     5.4  Capitalization.................................    24
     5.5  Title to Stock, Liens, etc. ...................    24
     5.6  Non-Contravention..............................    24
     5.7  Governmental Consents; Transferability of
          Licenses, Etc. ................................    24
     5.8  Financial Statements...........................    24
     5.9  Absence of Certain Changes.....................    25
     5.10 Litigation, Etc. ..............................    25
     5.11 Conformity to Law..............................    25
     5.12 Title to Property, Real Property Leases, etc. .    25
     5.13 Real Property; Safety, Zoning and Environmental
          Matters........................................    25
     5.14 Insurance......................................    27
     5.15 Contracts......................................    27
     5.16 Employment of Officers, Employees..............    28
     5.17 Employee Benefit Plans.........................    28
     5.18 Labor Relations................................    28
     5.19 Potential Conflicts of Interest................    28

     5.20 Trademarks, Patents, Etc. ......................    29
     5.21 Suppliers and Customers.........................    29
     5.22 Accounts Receivable.............................    29
     5.23 No Undisclosed Liabilities......................    29
     5.24 Conduct of Business.............................    29
     5.25 Taxes...........................................    29
     5.26 Indebtedness....................................    30
     5.27 Bank Accounts, Signing Authority, Powers of
          Attorney........................................    30
     5.28 Minute Books....................................    30
     5.29 Broker..........................................    30
     5.30 Disclosure......................................    30
     5.31 Foreign Corrupt Practices Act...................    30

6.   REPRESENTATIONS AND WARRANTIES OF THE BUYER..........    30

     6.1  Organization of Buyer; Authority................    30
     6.2  Corporate Approval; Binding Effect..............    31
     6.3  Non-Contravention...............................    31
     6.4  Governmental Consents...........................    31
     6.5  Brokers.........................................    31
     6.6  Purchase Price..................................    31
     6.7  Disclosure......................................    31

7.   COVENANTS OF THE SELLERS PENDING CLOSING.............    32

     7.1  Full Access.....................................    32
     7.2  Carry on in Regular Course......................    32
     7.3  No General Increases............................    32
     7.4  No Dividends, Issuances, Repurchases, etc. .....    32
     7.5  Contracts and Commitments.......................    32
     7.6  Purchase and Sale of Capital Assets.............    33
     7.7  Insurance.......................................    33
     7.8  Preservation of Organization....................    33
     7.9  No Default......................................    33
     7.10 Compliance with Laws............................    33
     7.11 Advice of Change................................    33
     7.12 No Shopping.....................................    33
     7.13 Consents of Third Parties.......................    33
     7.14 Satisfaction of Conditions Precedent............    34
     7.15 HSR Act.........................................    34
     7.16 Cooperation.....................................    34

7A.  COVENANTS OF THE BBI SELLERS PENDING CLOSING.........    34

     7A.1  Full Access....................................    34
     7A.2  Carry on in Regular Course.....................    34
     7A.3  No Increases...................................    35
     7A.4  No Dividends, Issuances, Repurchases, etc. ....    35
     7A.5  Contracts and Commitments......................    35
     7A.6  Purchase and Sale of Capital Assets............    35
     7A.7  Insurance......................................    35
     7A.8  Preservation of Organization...................    35
     7A.9  No Default.....................................    35
     7A.10 Compliance with Laws...........................    35
     7A.11 Advice of Change...............................    35
     7A.12 No Shopping....................................    35
     7A.13 Consents of Third Parties......................    35
     7A.14 Satisfaction of Conditions Precedent...........    36
     7A.15 Cooperation....................................    36

8.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS..........    36

     8.1  Representations and Warranties True at Closing..    36
     8.2  Compliance with Agreement.......................    36
     8.3  No Material Change..............................    36
     8.4  Sellers' Certificate............................    37
     8.5  Opinion of Counsel..............................    37
     8.6  Approvals.......................................    37
     8.7  No Litigation...................................    37
     8.8  Non-Competition Agreements......................    37
     8.9  Escrow Agreement................................    37
     8.10 Resignations of Directors and Officers..........    38
     8.11 Environmental Reports...........................    38
     8.12 Indebtedness....................................    38
     8.13 Consent of Lenders..............................    38
     8.14 Consents of Third Parties.......................    38
     8.15 Release.........................................    38
     8.16 Michael Benner Guarantee........................    38
     8.17 HSR Act.........................................    38
     8.18 Proceedings and Documents Satisfactory..........    39

9.   CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATIONS.....    39

     9.1  Representations and Warranties True at Closing..    39
     9.2  Compliance with Agreement.......................    39
     9.3  Closing Certificate.............................    39

     9.4  Approvals.......................................    39
     9.5  No Litigation...................................    39
     9.6  Escrow Agreement................................    39
     9.7  HSR Act.........................................    40
     9.8  Proceedings and Documents Satisfactory..........    40

10.  CONFIDENTIAL INFORMATION.............................    40

11.  DEFINITIONS..........................................    40

12.  INDEMNIFICATION......................................    42

     12.1 Indemnity of Sellers............................    42
     12.2 Indemnity by the BBI Sellers....................    43
     12.3 Indemnity by the Buyer..........................    44
     12.4 Claims..........................................    44
     12.5 Method and Manner of Paying Claims..............    46
     12.6 Limitations on Indemnification..................    47
     12.7 Disputes........................................    48

13.  TERMINATION..........................................    49

14.  GENERAL..............................................    49

     14.1  Survival of Representations and Warranties.....    49
     14.2  Expenses.......................................    49
     14.3  Notices........................................    50
     14.4  Entire Agreement...............................    51
     14.5  Governing Law..................................    51
     14.6  Sections and Section Headings..................    51
     14.7  Assigns........................................    51
     14.8  Severability...................................    52
     14.9  Further Assurances.............................    52
     14.10 No Implied Rights or Remedies..................    52
     14.11 Counterparts...................................    52
     14.12 Satisfaction of Conditions Precedent...........    52
     14.13 Public Statements or Releases..................    52
     14.14 Seller Representative..........................    52

Schedules:





Schedule 1          Stock Ownership and Allocation of Cash Purchase Price
Schedule 2          Allocation of Adjustment Amount Payment
Schedule 2.2(d)     Non-Competition
Schedule 3          Percentage of Indemnity Cap
Schedule 4.3        Capitalization
Schedule 4.5        Governmental consents; Permits
Schedule 4.6        Financial Statements
Schedule 4.7        Absence of Certain Changes
Schedule 4.8        Litigation
Schedule 4.10(a)    Title of Property
Schedule 4.10(b)    Capital Assets
Schedule 4.10(c)    Real Property Leases
Schedule 4.11       Safety, Zoning and Environmental Matters
Schedule 4.12       Insurance
Schedule 4.13       Contracts
Schedule 4.14       Employment of Officers, Employees
Schedule 4.15(a)    Employee Benefit Plans
Schedule 4.15(d)    Liabilities Under Employee Benefit Plans
Schedule 4.16       Labor Relations
Schedule 4.18       Intellectual Property
Schedule 4.19       Suppliers and Customers
Schedule 4.21       Undisclosed Liabilities
Schedule 4.23       Taxes
Schedule 4.24       Indebtedness
Schedule 4.25       Bank Accounts, Signing Authority, Power of Attorney
Schedule 5.4        BBI Capitalization
Schedule 5.8        BBI Financial Statements
Schedule 5.9        BBI Absence of Certain Changes
Schedule 5.12       BBI Real Property
Schedule 5.13       BBI Safety, Zoning and Environmental Matters
Schedule 5.14       BBI Insurance
Schedule 5.15       BBI Contracts
Schedule 5.23       BBI Undisclosed Liabilities
Schedule 5.25       BBI Taxes
Schedule 5.27       BBI Bank Accounts, Signing Authority, Power of Attorney
Schedule 6.4        Governmental Consents
Schedule 7A.4       BBI Dividends, Issuances, Repurchases


Exhibits:

Exhibit A-1         Form of Escrow Agreement
Exhibit A-2         Form of Escrow Agreement (Thomas Walsh)
Exhibit B           Form on Non-Competition Agreement
Exhibit C           Form of Non-Competition Agreement and Release
Exhibit D           Form of Guaranty


                               STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of the fourth day of February, 1998, is by and among (i) Carolyn Corporation, a Massachusetts corporation (the "Buyer") and wholly-owned subsidiary of High Voltage Engineering Corporation, a Massachusetts corporation ("HVE"), (ii) Kathy Benner, as trustee of the Michael Benner's Children's Trust, dated August 1, 1986 (the "Michael Benner Trust") and not individually, and Michael Benner individually (collectively, the "BBI Sellers") and (iii) Michael Benner, XP54 - I LTD., a Texas limited partnership, Thomas Walsh, Joseph Plomin, Plomin-I, Ltd., a Texas limited partnership, Larry Benner and Genelle Benner (the "Stewart Warner Sellers" and, collectively with the BBI Sellers, the "Sellers"), and (iv) Michael Benner, in his capacity as Seller Representative (the "Seller Representative").

     WHEREAS, the BBI Sellers are the owners of all of the issued and outstanding shares of Common Stock, $1.00 par value per share, of Benner Berg, Inc. (the "BBI Stock"), an Illinois corporation ("BBI"), which owns 48,000 shares, representing 48% of the issued and outstanding shares, of the Common Stock, no par value (the "Stewart Warner Stock") of Stewart Warner Instrument Corporation, an Illinois corporation (the "Company"), which owns all of the issued and outstanding shares of Stewart Warner Instruments (Barbados) Inc., a Barbados corporation (the "Barbados Subsidiary") and 999 of the 1,000 issued and outstanding shares of the capital stock of TTS Mexican Holding Company, Inc., an Illinois corporation (the "Illinois Subsidiary"), which owns 999 of the 1,000 issued and outstanding shares of the capital stock of Instrumentos Stewart Warner de Mexico, S.A. de C.V., a Mexican corporation (the "Mexican Subsidiary" and, together with the Barbados Subsidiary and the Illinois Subsidiary, the "Subsidiaries");

     WHEREAS, the Stewart Warner Sellers are the owners of 52,000 shares representing the remaining 52% of the issued and outstanding shares of the Stewart Warner Stock;

     WHEREAS, Michael Benner is the owner of 1 share of capital stock of the Illinois Subsidiary and 1 share of capital stock of the Mexican Subsidiary (the "Michael Benner Stock");

     WHEREAS, the BBI Sellers desire to sell the BBI Stock to the Buyer and the Buyer desires to purchase the BBI Stock from the BBI Sellers, upon the terms and subject to the conditions contained in this Agreement;

     WHEREAS, the Stewart Warner Sellers desire to sell the shares of Stewart Warner Stock owned by them, representing 52% of the outstanding shares of capital stock of Stewart Warner, to the Buyer and the Buyer desires to purchase such shares of Stewart Warner Stock, upon the terms and subject to the conditions contained in this Agreement; and

     WHEREAS, Michael Benner desires to sell the Michael Benner Stock to the Buyer or its designee and the Buyer desires to purchase the Michael Benner Stock from Michael Benner, on behalf of itself or its designee, upon the terms and subject to the conditions contained in this Agreement;

     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:

     1.  PURCHASE AND SALE OF STOCK.

     1.1. Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Section 2 of this Agreement:
 (a) each of the Stewart Warner Sellers agrees to sell to the Buyer, and the Buyer agrees to purchase from such Seller, all of the outstanding shares of Stewart Warner Stock owned by such Seller as set forth opposite such Seller's name on Schedule 1 hereto in exchange for the payment of that portion of the Purchase Price as described below; (b) Michael Benner agrees to sell to the Buyer or its designee, and the Buyer agrees to purchase from Michael Benner, on behalf of itself or its designee, all of the Michael Benner Stock in exchange for the payment of $100; and (c) each of the BBI Sellers agrees to sell to the Buyer, and the Buyer agrees to purchase from such Seller, all of the outstanding shares of BBI Stock owned by such BBI Seller as set forth on
Schedule 1 in exchange for the payment of that portion of the Purchase Price as described below.

     1.2. Delivery of Purchase Price and Escrowed Funds. At the Closing, the Buyer shall pay to the Sellers, as the aggregate purchase price for the BBI Stock, the Stewart Warner Stock and the Michael Benner Stock (together, the "Stock"), the amount of $25,000,000, as adjusted pursuant to Sections 3.2 and 3.5 (the "Purchase Price"), minus the amount of the Escrowed Funds (as defined below) and any amounts paid to third parties in accordance with
Section 2.2(b) below. At the Closing, the Buyer shall deliver $2,000,000 of the Purchase Price (the "Escrowed Funds") into two escrow accounts with a bank or trust company mutually approved by the Buyer and the Sellers (the "Escrow Agent"), pursuant to escrow agreements in the form of Exhibits A-1 and A-2 hereto, with such changes as may be reasonably required by the Escrow Agent (the "Escrow Agreements"). $1,570,000 of the Escrowed Funds will be placed into escrow to secure the obligations of the Sellers other than Thomas Walsh under this Agreement, and $430,000 of the Escrowed Funds will be placed into escrow to secure the obligations of Thomas Walsh as a Seller under this Agreement (the "Walsh Escrow"). That portion of the Cash Purchase Price (as defined below) payable for the Michael Benner Shares shall be $100, and the portion of the remainder of the Cash Purchase Price payable to each Seller for such Seller's Stewart Warner Stock or BBI Stock shall be based on the percentage ownership, whether direct or indirect, of the Stewart Warner Stock attributable to such Seller, as set forth on Schedule 1 hereto.

     2.  CLOSING.

     2.1. Time and Place. The closing of the sale and purchase of the Stock (the "Closing") shall be held at the offices of Fagel & Haber, 140 South Dearborn Street, 14th Floor, Chicago, Illinois, or by mail or facsimile, at 10:00 a.m. on a mutually acceptable date not later than five (5) business days after the receipt by the Buyer and Sellers of notice of the expiration of any Hart-Scott-Rodino Act waiting period or, if early termination of such waiting period is granted, not later than ten (10) business days after the receipt by the Buyer and Sellers of such notice, or at such other time or at such other place as the Buyer and the Sellers may agree, subject to the satisfaction of all closing conditions. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date."

     2.2. Transactions at Closing. At the Closing, provided that all of the conditions precedent in Sections 8 and 9 have been fulfilled or waived by the Buyer or the Sellers, as the case may be, and in addition to any other instruments or documents referred to herein:

          (a) The Stewart Warner Sellers shall deliver to the Buyer or its designee, free and clear of any lien, claim or encumbrance, certificates representing all of the issued and outstanding shares of the Stewart Warner Stock held by such persons, duly endorsed in blank or with duly executed stock powers attached. Michael Benner shall deliver to the Buyer or its designee, free and clear of any lien, claim or encumbrance, certificates representing the Michael Benner Stock, duly endorsed in blank or with duly executed stock powers attached. The BBI Sellers shall deliver to the Buyer or its designee, free and clear of any lien, claim or encumbrance, all of the issued and outstanding shares of the BBI Stock, duly endorsed in blank or with duly executed stock powers attached.

          (b) The Buyer shall, on behalf of the Sellers, deliver the Escrowed Funds to the Escrow Agent referred to in Section 1.2 hereof, and disburse the following amounts at the direction of the Sellers in payment of the remainder of that portion of the Purchase Price that is to be paid at the Closing:

               (i) The Buyer shall (i) repay the amount of the Company Indebtedness outstanding as of, or accruable up to, the Closing Date, including all principal and any accrued and unpaid interest thereon and any repayment penalties or premium associated with such repayment, provided that as a condition precedent to such payment the Buyer has received pay-off letters or other evidence of the amounts necessary to discharge all obligations of the Company under the Loan Agreement, in form reasonably satisfactory to the Buyer, no later than three business days prior to the Closing Date, and (ii) pay to Deloitte & Touche LLP, the Sellers' accountants, Fagel & Haber, the Sellers' counsel (other than Thomas Walsh), Martin, Brown & Sullivan LTD., counsel to Thomas Walsh, Baker & McKenzie, Abogados, the Company's counsel, Houlihan Lokey Howard & Zukin Capital (the "Broker"), and any other third parties to whom the Company or the Sellers have any obligation with respect to the transactions contemplated hereby, their respective professional fees accrued or incurred up to and including the Closing Date, provided that as a condition precedent to such payment each of such persons has delivered a final statement of fees to the Buyer no later than three business days prior to the Closing Date, which statements shall have been reviewed and approved by each of the Sellers with notice of such approval having been delivered to the Buyer concurrently with such statements, and shall each contain an acknowledgment that the fees of such persons incurred with respect to the Company and BBI and the transactions contemplated hereby (other than as set forth in Section 3.3 below) are the sole responsibility of the Sellers, and that the Buyer and HVE shall have no liability therefor, and any amounts paid pursuant to this paragraph (b) shall be subtracted from the Purchase Price;

               (ii) The Buyer shall deliver $100 to Michael Benner by certified or bank check as the purchase price for the Michael Benner Stock; and

               (iii) The Buyer shall deliver that portion of the Purchase Price for the Stock (the "Cash Purchase Price") that remains after the Buyer pays the Escrowed Funds to the Escrow Agent and makes the payments specified in paragraphs (i) and (ii) above and the Initial Adjustments (as defined in Section 3.2) have been applied, to the Sellers (or such persons as they may have designated in writing to the Buyer prior to the Closing) by certified or bank check or by wire transfer of immediately available funds, with the portion of such Cash Purchase Price payable to each Seller determined based on the percentage ownership, whether direct or indirect, of the Stewart Warner Stock attributable to such Seller indicated on
     Schedule 1.

          (c) If requested by the Buyer not less than three (3) days prior to the Closing, the Sellers shall deliver to the Buyer pay-off letters and lien discharges (or agreements therefor) from any other person to whom the Company or any Subsidiary owes any Indebtedness (as defined in Section 11).

          (d) The Buyer and the Sellers listed on Schedule 2.2(d) hereto shall execute and deliver a Non-Competition Agreement (as defined in Section 8.8).

     3.   ADJUSTMENTS TO PURCHASE PRICE.

     3.1. Delivery of Initial Closing Balance Sheet. Each of the Sellers and the Buyer agree that the Purchase Price has been established with respect to the Company's audited balance sheet dated as of April 30, 1997 (the "Audited Balance Sheet"), a copy of which is attached as Schedule 3.1A hereto. No less than three business days prior to the Closing, the Sellers shall have prepared and delivered to the Buyer (a) an unaudited consolidated balance sheet of the Company and the Subsidiaries as of the close of business on January 31, 1998 (the "Calculation Date"), prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Audited Balance Sheet (as defined in Section 4.8) except for year-end adjustments and the absence of footnotes (the "Initial Closing Balance Sheet"), and (b) a certificate of each of the Chairman, President and Chief Financial Officer of the Company certifying
(A) that the Initial Closing Balance Sheet was prepared on the basis described in clause (a) above, (B) the amount of the Defined Assets (as defined in Section 11) of the Company and the Subsidiaries as of the Calculation Date, (C) the amount of the Defined Liabilities (as defined in Section 11) of the Company and the Subsidiaries as of the Calculation Date, (D) the amount of the Excluded Liabilities (as defined in Section 11) of the Company and the Subsidiaries as of the Calculation Date, (E) the amount of the Net Assets (as defined in Section
11) of the Company and the Subsidiaries as of the Calculation Date, (F) the amount of accrued federal, state and foreign tax liability estimated by Deloitte & Touche LLP through and including the Calculation Date, and (G) the amount of the insurance receivable asset estimated by Deloitte & Touche LLP as of the Calculation Date.

     3.2. Adjustments at Closing. The following adjustments shall be made to the Purchase Price at the Closing (the "Initial Adjustments"):

     (a) if the amount of the Net Assets determined from the Initial Closing Balance Sheet is less than $7,644,973, then the Purchase Price shall be reduced by the amount by which $7,644,973 exceeds such Net Assets, provided, that if the amount of the Net Assets determined from the initial Closing Balance Sheet is greater than $7,644,973, there shall be no adjustment pursuant to this paragraph
(a); and

     (b) the Purchase Price shall also be reduced by the amount of the Excluded Liabilities.

     3.3. Final Closing Balance Sheet and Tax Returns.

     (a) Immediately after the Closing, the Sellers and the Buyer shall engage Deloitte & Touche LLP to prepare and deliver to the Buyer and the Seller Representative, no later than 120 days after the Closing Date, an audited consolidated balance sheet of the Company and the Subsidiaries as of the close of business on the Closing Date immediately prior to giving effect to the Closing, prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Audited Balance Sheet (the "Audited Closing Balance Sheet"), including an opinion stating that such Audited Closing Balance Sheet is in conformity with generally accepted accounting principles. The fees and expenses of Deloitte & Touche LLP incurred in connection with the preparation of the Final Balance Sheet shall be split equally by the Buyer and the Sellers, with the Sellers' portion to be paid out of the Escrowed Funds.

     (b) Within 120 days after the Closing Date, the Buyer shall, and shall cause the Company and each of the Subsidiaries to use their respective best efforts to, file a tax return (a "Tax Return") for taxable periods (or a portion thereof) ending on or prior to the Closing Date in respect of federal and state and Mexican and Barbados income tax for the most recent fiscal year (or portion thereof) and request a refund (a "Refund") of any amounts previously paid by the Company and each of the Subsidiaries for such taxable periods (or a portions thereof) in excess of their respective tax liabilities for such periods, provided, however, that no Tax Returns need be filed for any interim periods to the extent that a tax receivable asset with respect to such jurisdiction for such interim period is not reflected on the Audited Closing Balance Sheet.

     (c) In the event that the Company or any of the Subsidiaries are entitled to Refunds with respect to any of the Tax Returns, the Company or such Subsidiary shall deposit into escrow with the Escrow Agent (with 78.5% of such amount to be added to the Escrowed Funds held with respect to the obligations of the Sellers other than Thomas Walsh under this Agreement, and 21.5% of such amount to be added to the Walsh Escrow) the amount of any such Refunds actually received.

     3.4. Determination of Closing Assets and Liabilities. Within fifteen (15) days after receipt of the Audited Closing Balance Sheet, the Buyer shall notify the Seller Representative and Thomas Walsh in writing of the Buyer's agreement or disagreement with the Audited Closing Balance Sheet. If the Buyer does not give the Seller Representative and Thomas Walsh written notice of its election to dispute the Audited Closing Balance Sheet within such time period, such balance sheet shall constitute the "Final Balance Sheet" for purposes of this Agreement. If the Buyer disputes any aspect of the Audited Closing Balance Sheet in writing in a timely fashion, then the Buyer shall have the right (either with or without its independent accountants), at the Buyer's expense, to review and test the Audited Closing Balance Sheet. The Buyer (either with or without its independent accountants) shall complete its review and test within fifteen (15) days after the date the Buyer delivers notice of its intention to dispute the Audited Closing Balance Sheet to the Seller Representative and Thomas Walsh. If the Buyer, after such review and test, still disagrees with the Audited Closing Balance Sheet, and the Seller Representative and Thomas Walsh do not accept the Buyer's proposed alternative calculations of the amounts set forth on the Audited Closing Balance Sheet and the parties are otherwise unable to resolve their differences within such above-referenced time periods, then the Seller Representative, Thomas Walsh and the Buyer shall engage Ernst & Young LLP (the "Independent Accounting Firm") to resolve any disputed items (the "Remaining Disputed Items"). The Independent Accounting Firm shall conduct its own review and test of the Audited Closing Balance Sheet and the Remaining Disputed Items and thereafter determine the final amounts of each of the Remaining Disputed Items, each as of the Closing Date, and the Audited Closing Balance Sheet shall be appropriately adjusted, if necessary, to produce the Final Closing Balance Sheet. In the event that any of the Remaining Disputed Items include the amount of any of the Excluded Liabilities or the valuation of inventory or the associated levels of excess obsolete inventory, the Independent Accounting Firm shall base its review and determination on a consistent application of the Company's accounting policies in accordance with generally accepted accounting principles as reflected in the preparation of the Audited Balance Sheet, in lieu of any accounting policies that may be employed by the Buyer. The Buyer and each of the Sellers agree that they shall be bound by the determination of the Independent Accounting Firm and that the Audited Closing Balance Sheet, after any such adjustments, shall constitute the Final Balance Sheet for purposes of this Agreement. The fees and expenses of the Independent Accounting Firm shall be split equally by the Sellers and the Buyer; provided that the portion of any such fees and expenses attributable to the Sellers shall be paid from, and reduce the amount of, the Escrowed Funds as provided in the Escrow Agreements.

     3.5. Calculation and Payment of Adjustment.

     (a) Upon the determination pursuant to Section 3.4 of the Final Closing Balance Sheet, either by the agreement of the parties or by the Independent Accounting Firm, the Purchase Price shall be recalculated pursuant to the formulae for adjustments contained in Section 3.2 using the amounts of the Defined Assets, Defined Liabilities and Excluded Liabilities set forth on the Final Closing Balance Sheet in lieu of the Defined Assets, the Defined Liabilities and the Excluded Liabilities, as appropriate, set forth on the Initial Closing Balance Sheet. If the Purchase Price as adjusted pursuant to this Section 3.5 (the "Final Adjustment") is greater than the Purchase Price as adjusted pursuant to the Initial Adjustments, the Buyer shall pay the difference to the Sellers pro rata based on the respective percentages of ownership, whether direct or indirect, of the Stewart Warner Stock attributable to such Sellers as set forth on Schedule 1. If the Purchase Price as adjusted pursuant to the Final Adjustment is lower than the Purchase Price as adjusted pursuant to the Initial Adjustments, the Sellers shall, severally and not jointly, pay the difference (the "Adjustment Amount") to the Buyer pro rata based on the respective percentages of ownership, whether direct or indirect, attributable to such Sellers of Stewart Warner Stock as set forth on Schedule 2 hereto. Any such payment to the Buyer shall be made as follows:

          (i) if the Adjustment Amount is less than $200,000, then the Adjustment Amount shall be paid to the Buyer from the Escrowed Funds and the amount by which $200,000 exceeds the Adjustment Amount shall be paid to the Sellers out of the Escrowed Funds pro rata based on the respective percentages of ownership, whether direct or indirect, of the Stewart Warner Stock attributable to such Sellers as set forth on Schedule 1; and

          (ii) if the Adjustment Amount is greater than $200,000, then $200,000 shall be paid to the Buyer out of the Escrowed Funds and the amount by which the Adjustment Amount exceeds $200,000 shall be paid by the Sellers pro rata based on the respective percentages of ownership, whether direct or indirect, of the Stewart Warner Stock attributable to such Sellers as set forth on Schedule 2 to the Buyer; in cash or same day funds within ten
     (10) days after the determination of the Final Adjustment pursuant to this
     Section 3.5, provided, that any such payment by one or more of the Sellers may, at the sole option of the Buyer, at any time, be paid out of the Escrowed Funds in accordance with the terms and provisions of the Escrow Agreements.

     (b) Payment by the Buyer of the amounts set forth in Section 2.2(b) through (f) and any Adjustment Amount to which the Sellers may become due pursuant to this Section 3.5 shall satisfy the obligations of the Buyer to deliver the Purchase Price for the Stock.

     4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each of the Sellers, jointly and severally, represents and warrants to the Buyer as follows:

     4.1. Organization; Authority. Each of the Company and the Illinois Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Mexican Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Chihuhua, Mexico. The Barbados Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of Barbados. Each of the Company and the Subsidiaries is duly qualified and in good standing as a foreign corporation in all jurisdictions, both within and outside of the United States, in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary.
The Sellers have delivered to the Buyer complete and correct copies of each of the Company's and the Illinois Subsidiary's Articles of Incorporation and By-Laws and all amendments thereto, the Mexican Subsidiary's Documents of Incorporation and By-Laws and all amendments thereto, and the Barbados Subsidiary's corporate organization documents and all amendments thereto. Each of the Company and the Subsidiaries has all requisite power and authority to own or lease and operate its properties and to carry on its business as such business is now conducted, both within and outside of the United States. The Mexican Subsidiary is a corporation operating in Mexico under the Mexican Decree for the Operation and Promotion of the Export Maquiladora Industry with full right, power and authority to exist and operate its business as presently conducted pursuant to and in accordance with Mexican law, and the consummation of the transactions contemplated hereby shall not interfere with or adversely affect such right, power and authority. To the knowledge of the Sellers, the Barbados Subsidiary has full right, power and authority to exist and operate its business as presently conducted pursuant to and in accordance with the law of Barbados, and the consummation of the transactions contemplated hereby shall not interfere with or adversely affect such right, power and authority.

     4.2. Subsidiaries; Capitalization of Subsidiaries. The entire authorized capital stock of the Illinois Subsidiary consists of 100,000 shares of common stock, no par value per share (the "Illinois Subsidiary Stock"), of which 1,000 shares are issued and outstanding on the date hereof and are owned of record and beneficially as follows: (a) 999 shares by the Company; and (b) 1 share by Michael Benner. The entire authorized capital stock of the Mexican Subsidiary consists of 1,000 shares of common stock (the "Mexican Subsidiary Stock"), par value 50 pesos Mexican currency per share, all of which are issued and outstanding on the date hereof and are owned of record in accordance with the shareholders' registry book of the Mexican Subsidiary and beneficially as follows: (a) 999 shares by the Illinois Subsidiary; and (b) 1 share by Michael Benner. The entire authorized capital stock of the Barbados Subsidiary consists of an unlimited number of shares of common stock (the "Barbados Subsidiary Stock" and, collectively with the Illinois Subsidiary Stock and the Mexican Subsidiary Stock, the "Subsidiary Stock"), of which 1,000 shares are issued and outstanding on the date hereof and are owned of record and beneficially by the Company. Except for its ownership of the Subsidiaries, the Company does not have any direct or indirect subsidiaries (as defined in Section 11) and does not own or hold of record and/or beneficially any shares of any class of capital stock of any corporations. Except for the ownership by the Illinois Subsidiary of shares of the Mexican Subsidiary as provided herein, none of the Subsidiaries has any subsidiaries (as defined in Section 11) or owns or hold of record and/or beneficially any shares of any class of capital stock of any corporations. Neither the Company nor any of the Subsidiaries owns any legal and/or beneficial interests in any partnerships, business trusts, limited liability companies, joint ventures, any other unincorporated trade or business enterprises or in any other person or entity.

     4.3. Capitalization. The authorized capital of the Company consists of 1,000,000 shares of common stock, no par value, 100,000 shares of which are issued and outstanding on the date hereof. All of the shares of Stewart Warner Stock are owned of record and beneficially by BBI and the Sellers as set forth on Schedule 1 hereto. All of the Stewart Warner Stock will be sold by the Stewart Warner Sellers to the Buyer and all of the Michael Benner Stock will be sold by Michael Benner to the Buyer or its designee pursuant to the transactions contemplated by this Agreement. All of the Stewart Warner Stock and the Subsidiary Stock is validly issued and outstanding, fully paid and non-assessable. Except as set forth on Schedule 4.3 hereto, there are no commitments for the purchase or sale of, and no options, warrants or other rights to subscribe for or purchase, any securities of the Company or the Subsidiaries.

     4.4. Non-Contravention. The execution and delivery of this Agreement, the Escrow Agreement and the Non-Competition Agreement, if any, to which each such Seller is a party and the consummation by the Sellers of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provision of the Articles of Incorporation or By-Laws of each of the Company and the Illinois Subsidiary or of the Documents of Incorporation and By-Laws of the Mexican Subsidiary or, to the Sellers' knowledge, the Barbados Subsidiary, each as amended to date; or (b) constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any encumbrance upon any property of the Company or the Subsidiaries pursuant to
(i) any agreement or instrument to which either the Company or the Subsidiaries is a party or by which any of the properties of the Company or the Subsidiaries are bound, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority within or outside of the United States.

     4.5. Governmental Consents; Transferability of Licenses, Etc. Except as set forth on Schedule 4.5, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by the Sellers of this Agreement, the Escrow Agreement or the Non-Competition Agreement, if any, to which such Seller is a party or for the consummation by the Sellers of the transactions contemplated hereby or thereby. The Company or the Subsidiaries has and maintains, and the permits listed on Schedule 4.5 hereto include, all licenses, permits and other authorizations from all governmental authorities (collectively, the "Permits") as are necessary or desirable for the conduct of the Company's and the Subsidiaries' businesses. True and complete copies of such Permits have previously been delivered to the Buyer.

     4.6. Financial Statements. The Sellers have delivered the following financial statements (the "Financial Statements") to the Buyer, and there are attached as Schedule 4.6 hereto: (a) the audited consolidated balance sheets of the Company as of April 30, 1995, April 30, 1996 and April 30, 1997 (such balance sheet as of April 30, 1997 being referred to herein as the "Audited Balance Sheet"), and the related audited consolidated statements of income, retained earnings and cash flows of the Company for each of the fiscal years then ended and (b) the unaudited consolidated balance sheet of the Company as of December 31, 1997 and the related unaudited consolidated statements of income, retained earnings and cash flows of the Company for the month then ended (collectively, the "Interim Financials"). Each of the Financial Statements are true and correct and have been prepared in accordance with generally accepted accounting principles (subject, in the case of the Interim Financials, to the absence of footnotes and to year-end audit adjustments); each of such balance sheets fairly and accurately presents the financial condition of the Company on a consolidated basis as of its respective date; and such statements of income, retained earnings and cash flows fairly and accurately present the results of operations for the periods covered thereby.

     4.7. Absence of Certain Changes. Except as set forth on Schedule 4.7, since April 30, 1997, each of the Company and the Subsidiaries has carried on their respective businesses only in the ordinary course, and there has not been
(a) any change in the assets, liabilities, sales, income or business of the Company or any of the Subsidiaries or in their relationships with suppliers, customers or lessors, other than such changes which were both in the ordinary course of business and have not been, either in any case or in the aggregate, materially adverse; (b) any acquisition or disposition by the Company or any of the Subsidiaries of any asset or property other than in the ordinary course of business; (c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the property or business of the Company or any of the Subsidiaries;
(d) any declaration, setting aside or payment of any dividend or any other distributions in respect of the Stock or the Subsidiary Stock; (e) any issuance of any shares of the capital stock of the Company or any of the Subsidiaries or any direct or indirect redemption, purchase or other acquisition of any of the Stock or the Subsidiary Stock; (f) any increase in the compensation, pension or other benefits payable or to become payable by the Company or any of the Subsidiaries to any officers or employees, other than as necessitated as a result of any change in the Mexican minimum wage standards, or any bonus payments or arrangements made to or with any of them (other than pursuant to the terms of any existing written agreement or plan of which the Buyer has been supplied complete and correct copies of); or any change in the personnel other than changes which were both in the ordinary course of business and have not been, either in any case or in the aggregate, materially adverse;
(g) any forgiveness or cancellation of any debt or claim by the Company or any of the Subsidiaries or any waiver of any right of material value other than compromises of accounts receivable in the ordinary course of business; (h) any entry by the Company or any of the Subsidiaries into any transaction other than in the ordinary course of business; (i) any incurrence by the Company either of or the Subsidiaries of any obligations, commitments or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business; (j) any mortgage, pledge, lien, lease, security interest or other charge or encumbrance on any of the assets, tangible or intangible, of the Company or any of the Subsidiaries; or (k) any discharge or satisfaction by the Company or any of the Subsidiaries of any lien or encumbrance or payment by the Company or any of the Subsidiaries of any obligation or liability (fixed or contingent) other than (A) current liabilities included in the Audited Balance Sheet and (B) current liabilities incurred since the date of the Audited Balance Sheet in the ordinary course of business.

     4.8. Litigation, Etc. Except as set forth on Schedule 4.8 hereto, no action, suit, proceeding or investigation is pending or, to the knowledge of the Sellers, threatened against the Company or any of the Subsidiaries (nor is there any basis therefor known to any of the Sellers).

     4.9. Conformity to Law. To the Sellers' knowledge, each of the Company and the Subsidiaries has complied with, and is in compliance with (a) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to the Company or applicable Subsidiary, as the case may be, or any of their properties (including, without limitation, any labor, environmental, occupational health, zoning or other law, regulation or ordinance), both within and outside of the United States, and (b) all unwaived terms and provisions of all contracts, agreements and indentures to which the Company or any of the Subsidiaries is a party, or by which the Company or any of the Subsidiaries or any of their respective properties is subject. Neither the Company nor any of the Subsidiaries has committed, been charged with, or, to the knowledge of the Sellers, been under investigation with respect to, nor, to the knowledge of the Sellers, does there exist, any violation of any provision of any federal, state, local or foreign law or administrative regulation in respect of the Company or the Subsidiaries or any of their properties.

     4.10. Title to Property, Real Property Leases, etc. Except as set forth on Schedule 4.10(a) hereto, each of the Company and the Subsidiaries has good and marketable title to all of their respective properties and assets, including, without limitation, all those reflected in the Audited Balance Sheet (except for properties or assets sold or otherwise disposed of in the ordinary course of business since the date of the Audited Balance Sheet), all free and clear of all liens, pledges, charges, security interests, encumbrances or title retention agreements of any kind or nature. All such properties and assets are adequate and sufficient to carry on their respective businesses as presently conducted. Schedule 4.10(b) hereto sets forth a complete and correct list of all capital assets of the Company and the Subsidiaries having a book or fair market value in excess of $1,000. There are no material defects in any such capital assets, as to title, not described on Schedule 4.10(b). Neither the Company nor any of the Subsidiaries has ever owned any real property.
Schedule 4.10(c) hereto sets forth a complete and correct description of all leases of real property (the "Real Property") to which the Company or the Subsidiaries is a party. Complete and correct copies of all such leases have been delivered to the Buyer. Each such lease is valid and in full force and effect and, to the knowledge of the Sellers, no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default thereunder. None of the leasehold interests of the Company or the Subsidiaries are subject to any lien or other encumbrance, and each of the Company and the Subsidiaries, as applicable, is in quiet possession of the properties covered by such leases. None of the Sellers, the Company or the Subsidiaries have received any notice that either the whole or any portion of the Real Property is to be condemned, requisitioned or otherwise taken by any public authority.

     4.11.  Real Property; Safety, Zoning and Environmental Matters.

     (a) None of the plants, offices or properties in or on which the Company or the Subsidiaries carries on its business nor the activities carried on therein are in violation of any United States or foreign zoning, health or safety law or regulation, including, without limitation, the Occupational Safety and Health Act of 1970, as amended, and similar Mexican or Barbados law, if any.

     (b)  Except as set forth on Schedule 4.11:

          (i) none of the Company, the Subsidiaries and, to the Sellers' knowledge, any operator of any real property presently or formerly owned, leased or operated by the Company or the Subsidiaries is in violation or alleged violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment or, to the knowledge of the Sellers, any similar laws or regulations of Mexico or Barbados (hereinafter "Environmental Laws");

          (ii) none of the Sellers, the Company or any of the Subsidiaries has received notice from any third party, including without limitation any federal, state, local, Mexican or Barbados governmental authority, (A) that the Company or any of the Subsidiaries or any predecessor in interest to the Company or any of the

     Subsidiaries has been identified by the United States Environmental Protection Agency ("EPA") or similar Mexican authority or agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986) or any similar Mexican laws or regulations; (B) that any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substance as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Laws or similar Mexican laws or Barbados laws or regulations ("Hazardous Substances") which the Company, any of the Subsidiaries or any predecessor in interest to the Company or any of the Subsidiaries has generated, transported or disposed of or that any such materials disposed of by the Company, any Subsidiary or any predecessor in interest has been found at any site at which a federal, state, local, Mexican or Barbados agency or other third party has conducted or has ordered that the Company or any predecessor in interest conduct a remedial investigation, removal or other response action pursuant to any Environmental Law or similar Mexican law or Barbados law or regulation; or (C) that the Company, any of the Subsidiaries or any predecessor in interest to the Company or any of the Subsidiaries is or shall be a named party to any claim, action, cause of action, complaint, (contingent or otherwise) legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances or other similar substances;

          (iii) (A) no portion of any real property presently or formerly owned, leased or operated by the Company or any of the Subsidiaries has been used by the Company or any of the Subsidiaries, or to the knowledge of the Sellers, any other person, for the handling, manufacturing, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and, to the knowledge of the Sellers, no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (B) in the course of any activities conducted by the Company or any of the Subsidiaries or, to the knowledge of the Sellers, operators of any real property presently or formerly leased or operated by the Company or any of the Subsidiaries, no Hazardous Substances have been generated or are being used on such properties except in accordance with applicable Environmental Laws; (C) to the knowledge of the Sellers, all real properties presently or formerly leased or operated by the Company or any of the Subsidiaries are free from groundwater, surface water, soil, sediment and air contamination, and such properties do not contain asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment containing polychlorinated biphenyls or any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Environmental Law, or which poses a hazard to the health and safety of the occupants of such properties or those adjacent thereto; (D) to the knowledge of the Sellers, there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from any real property presently or formerly leased or operated by the Company or any of the Subsidiaries except in accordance with applicable Environmental Laws; (E) to the knowledge of the Sellers, there have been no releases on, upon, from or into any real property in the vicinity of any real property presently or formerly leased or operated by the Company or the Subsidiaries which, through soil or groundwater contamination, may have come to be located on such real property; and (F) in addition, any Hazardous Substances that have been generated on any real property presently or formerly leased or operated by the Company or the Subsidiaries have been transported offsite only by carriers having identification numbers issued by the EPA or as authorized under applicable Mexican laws or, to the knowledge of the Sellers, applicable Barbados laws and regulations and, to the Sellers' knowledge, have been treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities, to the best of the Sellers' knowledge, have been and are operating in compliance with such permits and applicable Environmental Laws; and

               (iv) no real property presently or formerly leased or operated by the Company or the Subsidiaries is or shall be subject to any applicable environmental cleanup responsibility law or environmental restrictive transfer law or regulation, by virtue of the transactions set forth herein and contemplated hereby.

          (d) Attached as part of Schedule 4.11 is a list of all documents, reports, site assessments, data, communications or other materials, in the possession of the Company, any of the Subsidiaries or any of the Sellers or to which, to the knowledge of the Sellers, any of them has access, which contain any material information with respect to potential environmental liabilities associated with any real property presently or formerly leased or operated by the Company or any of the Subsidiaries and relating to compliance with Environmental Laws or the environmental condition of such properties and adjacent properties. The Sellers have furnished to the Buyer complete and accurate copies of all of the documents, reports, site assessments, data, communications and other materials listed on Schedule 4.11 hereto.

     4.12. Insurance. Schedule 4.12 hereto lists all policies of fire, liability, workmen's compensation, life, property and casualty and other insurance owned or held by the Company or the Subsidiaries. All such policies
(a) are in full force and effect, (b) are sufficient for compliance by the Company and the Subsidiaries with all written agreements to which the Company or the Subsidiaries is a party and, to the Sellers' knowledge, all applicable requirements of law and (c) provide that they will remain in full force and effect through the respective dates set forth in such Schedule and (d) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Neither the Company nor any of the Subsidiaries is in default with respect to its obligations under any of such insurance policies and has not received any notification of cancellation of any such insurance policies.

     4.13. Contracts. Schedule 4.13 sets forth a complete and accurate list of all contracts to which the Company or any of the Subsidiaries is a party or by or to which it or any of the Company's or any of the Subsidiaries' assets or properties is bound or subject, except (a) contracts entered into in the ordinary course of business after the date hereof and prior to the Closing, which will be identified to the Buyer in writing prior to the Closing, (b) contracts terminable (without any surviving obligation) by the Company upon 30 days' notice or less without the payment of any termination fee or penalty, (c) contracts that will not result in (i) the payment by the Company of more than $50,000, or (ii) the receipt by the Company of payment of more than $50,000, over their respective terms (other than any contracts requiring that the Company or any of the Subsidiaries indemnify any person), and (d) contracts listed in other Schedules hereto. As used in this Section 4.13, the word "contract" means and includes every agreement or understanding of any kind, written or oral, which is legally enforceable by or against the Company or any of the Subsidiaries, and specifically includes (a) contracts and other agreements with any current or former officer, director, employee, consultant or shareholder or any partnership, corporation, joint venture or any other entity in which any such person has an interest; (b) agreements with any labor union or association representing any employee; (c) contracts and other agreements for the provision of services by the Company or any of the Subsidiaries; (d) bonds or other security agreements provided by any party in connection with the business of the Company or any of the Subsidiaries; (e) contracts and other agreements for the sale of any of the Company's or any of the Subsidiaries' assets or properties other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of the Company's or any of the Subsidiaries' assets or properties; (f) joint venture agreements relating to the assets, properties or business of the Company or any of the Subsidiaries or by or to which it or the Subsidiaries or any of its or the Subsidiaries' assets or properties are bound or subject; (g) contracts or other agreements under which the Company or any of the Subsidiaries agrees to indemnify any party, to share tax liability of any party, or to refrain from competing with any party; (h) any contracts or other agreements with regard to Indebtedness; or (i) any other contract or other agreement whether or not made in the ordinary course of business. The Sellers have delivered to the Buyer true, correct and complete copies of all such contracts, together with all modifications and supplements thereto. Each of the contracts listed on Schedule 4.13 hereto or any of the other Schedules hereto is in full force and effect, neither the Company nor any of the Subsidiaries is in breach of any of the provisions of any such contract, nor, to the knowledge of any of the Sellers, is any other party to any such contract in default thereunder, nor does any event or condition exist which with notice or the passage of time or both would constitute a default thereunder. To the knowledge of the Sellers, each of the Company and each Subsidiary has in all material respects performed all obligations required to be performed by it to date under each such contract. No approval or consent of any person is needed in order that the contracts listed on Schedule 4.13 and other Schedules hereto continue in full force and effect following the consummation of the transactions contemplated by this Agreement, and no such contract includes any provision the effect of which may be to enlarge or accelerate any obligations of the Company or any of the Subsidiaries thereunder or give additional rights to any other party thereto or will in any other way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

     4.14. Employment of Officers, Employees. Schedule 4.14 sets forth the name and current annual salary and other compensation payable by each of the Company and the applicable Subsidiary to each exempt non-hourly employee whose current total annual compensation or estimated compensation from the Company and/or the applicable Subsidiaries (including but not limited to wages, salary, commissions, normal bonus, profit sharing, deferred compensation and other extra compensation) is $10,000 or more.

     4.15. Employee Benefit Plans. (a) Except for the arrangements set forth on Schedule 4.15(a), neither the Company nor the Subsidiaries now maintains or contributes to, and has not in the current or preceding six (6) calendar years maintained or contributed to, any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, for the benefit of any director, officer, consultant or employee, whether active or terminated, of the Company or the Subsidiaries. Each of the arrangements set forth on Schedule 4.15(a) is hereinafter referred to as an "Employee Benefit Plan", except that any such arrangement which is a multi-employer plan shall be treated as an Employee Benefit Plan only for purposes of Sections 4.15(d)(iv), (vi) and (viii) and 4.15(g) below.

     (b) Except as set forth on Schedule 4.15(d) hereto, the Sellers have heretofore delivered to Buyer true, correct and complete copies of each Employee Benefit Plan of the Company and the Subsidiaries, and with respect to each such Plan (i) any associated trust, custodial, insurance or service agreements, (ii) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the six (6) preceding calendar years and (iii) the most recently received IRS determination letters and any governmental advisory opinions or rulings.

     (c) Except as set forth on Schedule 4.15(d) hereto, each Employee Benefit Plan is and has heretofore been maintained and operated in compliance with the terms of such Plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, or governmental rules or regulations in effect from time to time, including but not limited to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended ("Code") and applicable to such Plan and any similar Mexican or Barbados laws or regulations. Except as set forth on
Schedule 4.15(d) hereto, each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has been determined to be so qualified by the IRS and nothing has occurred since the date of the last such determination which has resulted or is likely to result in the revocation of such determination.

     (d)  Except as set forth on Schedule 4.15(d),

          (i) there is no pending or, to the Sellers' knowledge, threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan or any fiduciary or service provider thereof and, to the best knowledge of the Sellers and the Company, there is no basis for any such legal action or proceeding;

          (ii) no liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation ("PBGC") or any multi-employer plan has been incurred by the Company or the Subsidiaries or any affiliate thereof (other than insurance premiums satisfied in due course);

          (iii) no reportable event, or event or condition which presents a material risk of termination by the PBGC, has occurred with respect to any Employee Benefit Plan, or any retirement plan of an affiliate of the Company, which is subject to Title IV of ERISA;

          (iv) no Employee Benefit Plan nor any party in interest with respect thereof, has engaged in a prohibited transaction which could subject the Company or the Subsidiaries directly or indirectly to liability under
     Section 409 or 502(i) of ERISA or Section 4975 of the Code;

          (v) no communication, report or disclosure has been made which, at the time made, did not accurately reflect the terms and operations of any Employee Benefit Plan;

          (vi) no Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA);

          (vii) no benefits due under any Employee Benefit Plan have been forfeited subject to the possibility of reinstatement (which possibility would still exist at or after Closing); and

          (viii) neither the Company nor the Subsidiaries has undertaken to maintain any Employee Benefit Plan for any period of time and each such Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable law.

     (e) With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full payment has been made of all amounts that the Company or the Subsidiaries is required, under the terms of each such Plan, to have paid as contributions to that Plan as of the end of the most recently ended plan year of that Plan, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such Plan. The current value of the assets of each such Employee Benefit Plan, as of the end of the most recently ended plan year of that Plan, exceeded the current value of all accrued benefits under that Plan.

     (f) The execution of this Agreement and the consummation of the transactions contemplated hereby, in and of themselves, will not result in any payment (whether of severance pay or otherwise) becoming due from any Employee Benefit Plan to any current or former director, officer, consultant or employee of the Company or the Subsidiaries or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant or employee.

     (g)  No Employee Benefit Plan is a multi-employer plan.

     (h) For purposes of this Section 4.15, "multi-employer plan", "party in interest", "current value", "accrued benefit", "reportable event" and "benefit liability" have the same meaning assigned such terms under Sections 3, 4043(b) or 4001(a) of ERISA, and "affiliate" means any entity which under Section 414 of the Code is treated as a single employer with the Company or the Subsidiaries.

     4.16. Labor Relations. To the knowledge of the Sellers, each of the Company and each Subsidiary is in compliance with all applicable U.S., state and foreign laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment. The Company and the Subsidiaries have not engaged in any unfair labor practice. There is no charge pending or, to the Sellers' knowledge, threatened against the Company or any of the Subsidiaries alleging unlawful discrimination in employment practices before any court or agency and there is no charge of or proceeding with regard to any unfair labor practice against the Company or any of the Subsidiaries pending before the National Labor Relations Board or a similar Mexican or Barbados authority or body. There is no labor strike, dispute, slow-down or work stoppage actually pending or, to the Sellers' knowledge, threatened against or involving the Company or any of the Subsidiaries. To the Sellers' knowledge, no one has petitioned within the last five (5) years, and no one is now petitioning, for union representation of any of the Company's or any of the Subsidiaries' employees. No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Company or any of the Subsidiaries and no claim therefor has been asserted. None of the employees of the Company or any of the Subsidiaries is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company or any of the Subsidiaries. Except as fully described on Schedule 4.16 hereto, neither the Company nor any of the Subsidiaries has experienced any work stoppage during the last three
(3) years due to any disputes with any employee of the Company or any of the Subsidiaries.

     4.17. Potential Conflicts of Interest. No officer, director or stockholder of the Company or any of the Subsidiaries (a) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of the Company or any of the Subsidiaries; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which the Company or any of the Subsidiaries are using or the use of which is necessary for the business of the Company or any of the Subsidiaries; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Company or any of the Subsidiaries, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Employee Benefit Plans and similar matters and agreements.

     4.18. Trademarks, Patents, Etc. Schedule 4.18 hereto sets forth a complete and accurate list of (a) all patents, trademarks, trade names and copyrights registered in the name of the Company or any of the Subsidiaries or used or proposed to be used by the Company or any of the Subsidiaries, all applications therefor, and all licenses (as licensee or licensor) and other agreements relating thereto, and (b) all written agreements relating to other technology, know-how and processes which the Company or any of the Subsidiaries is licensed or authorized by others to use or which the Company or any of the Subsidiaries has licensed or authorized for use by others. Except as set forth on Schedule 4.18, the Company and the Subsidiaries own or have the sole and exclusive right to use all patents, trademarks, trade names and copyrights, and has the right without restrictions to use all technology, know-how and processes, used or necessary for the ordinary course of business of their respective businesses as presently conducted or proposed to be conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such right. No claims have been asserted, and no claims are pending, by any person regarding the use of any such patents, trademarks, trade names, copyrights, technology, know-how or processes, or challenging or questioning the validity or effectiveness of any license or agreement, and there is no basis for such claim. To the knowledge of the Sellers, the use by the Company or any of the Subsidiaries of such patents, trademarks, trade names, copyrights, technology, know-how or processes in the ordinary course of business does not infringe on the rights of any person.

     4.19.  Suppliers and Customers.  Schedule 4.19 hereto sets forth the ten
(10) largest suppliers and ten (10) largest customers of each of the Company and each Subsidiary as of the date hereof. The relationships of the Company and each Subsidiary with such suppliers and customers are good commercial working relationships and, except as set forth on Schedule 4.19, the Sellers are not aware, and have no reason to believe, that any supplier or customer of material importance to the Company or any of the Subsidiaries has canceled or otherwise terminated, or threatened to cancel or otherwise to terminate, its relationship with the Company or any of the Subsidiaries or has during the last twelve (12) months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials for use by the Company or any of the Subsidiaries or its usage or purchase of the services or products of the Company or any of the Subsidiaries except for normal cyclical changes related to customers' businesses. None of the Sellers has any knowledge that any such supplier or customer intends to cancel or otherwise substantially modify its relationship with the Company or any of the Subsidiaries or to decrease materially or limit such customer's services, supplies or materials to the Company or any of the Subsidiaries, or such customer's usage or purchase of the Company's or the Subsidiaries' services or products, and to the knowledge of the Sellers, the consummation of the transactions contemplated hereby will not adversely affect the relationship of the Buyer or the Company with any such supplier or customer.

     4.20. Accounts Receivable. All accounts and notes receivable reflected on the Audited Balance Sheet, and all accounts and notes receivable arising subsequent to the date of such Audited Balance Sheet, have arisen in the ordinary course of business, represent valid obligations owing to the Company or the applicable Subsidiary and have been collected or, subject to the reserves set forth on the Final Closing Balance Sheet, are collectible in the aggregate recorded amounts thereof in accordance with their terms. In addition, all accounts and notes receivable arising subsequent to the date of the Audited Balance Sheet, if collected, have been collected in the ordinary course of business and without any unusual discounts.

     4.21. No Undisclosed Liabilities. Except to the extent (a) reflected or reserved against in the Audited Balance Sheet, (b) incurred in the ordinary course of business after the date of the Audited Balance Sheet and either discharged prior to Closing or adequately reserved against on the Final Closing Balance Sheet or (c) described on Schedule 4.21 hereto, neither the Company nor any of the Subsidiaries has liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including without limitation as guarantor or otherwise with respect to obligations of others), other than performance obligations with respect to the Company's contracts that would not be required to be reflected or reserved against on a balance sheet prepared in accordance with generally accepted accounting principles or in the footnotes thereto.

     4.22. Conduct of Business. Since December 23, 1997, the Company and the Subsidiaries has conducted its business in compliance with the provisions of
Section 7 hereof, as if each of those provisions applied to the conduct of such businesses at all times since such date.

     4.23. Taxes. Each of the Company and each Subsidiary has timely and duly filed with the appropriate government agencies, whether within or outside of the United States, all of the income, sales, use, employment and other tax returns and reports required to be filed by it, each such tax return and report has been prepared in compliance with all applicable laws and regulations and all such tax returns were true and correct at the time made in all material respects. No waiver of any statute of limitations relating to taxes has been executed or given by the Company. All taxes, assessments, fees and other governmental charges upon the Company or any of the Subsidiaries or upon any of their respective properties, assets, revenues, income and franchises which are owed by the Company or any of the Subsidiaries with respect to the period ending on or before the Closing Date have been paid, other than those currently payable without penalty or interest reflected on the Final Closing Balance Sheet.
Except as set forth on Schedule 4.23, neither the Company nor any of the Subsidiaries is currently under audit by the IRS (as defined in Section 11) or any similar Mexican or Barbados authority or body, and no tax return of the Company or the Subsidiaries is currently under audit by any other taxing authority. Neither the IRS nor any other taxing authority is now asserting or, to the Sellers' knowledge, threatening to assert nor have such authorities ever asserted or threatened to assert against the Company or any of the Subsidiaries any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith or any adjustment that would have an adverse effect on the Company or any of the Subsidiaries. Neither the Company nor any of the Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority. Except as set forth on Schedule 4.23 hereto, neither the Company nor any of the Subsidiaries has requested or been granted an extension of the time for filing any tax return to a date on or after the Closing Date. Neither the Company nor any of the Subsidiaries has ever been a member of any Affiliated Group, or filed or been included in a combined, consolidated, or unitary tax return. Neither the Company nor any of the Subsidiaries is a party to or bound by any tax sharing or allocation agreement and has any current or potential contractual obligation to indemnify any other person with respect to the payment of any taxes. Each of the Company and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, creditor, independent contractor, or other person.

     4.24. Indebtedness. Except for the obligations of Company under the Loan Agreement or that Indebtedness described on Schedule 4.24 hereto, neither the Company nor any of the Subsidiaries has any Indebtedness outstanding at the date hereof. Neither the Company nor any of the Subsidiaries is in default with respect to any outstanding Indebtedness or any instrument relating thereto and no such Indebtedness or any instrument or agreement relating thereto purports to limit the issuance of any securities by the Company or any of the Subsidiaries or the operation of the business of the Company or any of the Subsidiaries. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of the Company or the Subsidiaries have been furnished to the Buyer.

     4.25. Bank Accounts, Signing Authority, Powers of Attorney. Except as set forth on Schedule 4.25 hereto, neither the Company nor any of the Subsidiaries has any account or safe deposit box in any bank and no Person has any power, whether singly or jointly, to sign any checks on behalf of the Company or any of the Subsidiaries to withdraw any money or other property from any bank, brokerage or other account of the Company or any of the Subsidiaries or to act under any power of attorney granted by the Company or any of the Subsidiaries at any time for any purpose. Schedule 4.25 also sets forth the names of all persons authorized to borrow money or sign notes on behalf of the Company and any of the Subsidiaries.

     4.26. Inventory. The inventory and supplies of the Company and the Subsidiaries are adequate for their respective present needs, and, except as reflected on the Final Closing Balance Sheet, are in usable and saleable condition in the ordinary course of business as currently conducted.

     4.27. Minute Books. The minute books and corporate records of the Company and the Subsidiaries made available to the Buyer for inspection accurately record therein all actions taken by the Company's and the applicable Subsidiary's Board of Directors and shareholders.

     4.28. Broker. Except for the Broker, none of the Sellers has retained, utilized or been represented by any broker, agent, finder or intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

     4.29. Accounts Payable. All accounts payable reflected on the Audited Balance Sheet, and all accounts payable arising subsequent to the date of such Audited Balance Sheet, have arisen in the ordinary course of business, represent valid obligations of the Company or the Subsidiaries and have been paid, will be paid and/or are obligated to be paid on payment terms that are consistent on average with the Company's payment terms for the period included in the Company's fiscal year ended April 30, 1997.

     4.30. Disclosure. No representation or warranty by any of the Sellers in this Agreement or in any schedule or certificate delivered or to be delivered to the Buyer pursuant hereto or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. The Sellers have not withheld any information from the Buyer relating to any fact which materially adversely affects, or will materially adversely affect, the business or condition (financial or other) of the Company or the ability of the Sellers to perform this Agreement or any of the transactions contemplated hereby.

     4.31. Foreign Corrupt Practices Act. Each of the Company and the Subsidiaries have not taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder. To the Sellers' knowledge, there is not now, and there has never been, any employment by the Company or the Subsidiaries of, or beneficial ownership in the Company or the Subsidiaries by, any governmental or political official in any country in the world.

     4A. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE INDIVIDUAL SELLERS. Each of the Sellers severally and not jointly represents and warrants to the Buyer as follows:

     4A.1. Rights to Sell Outstanding Shares, Approvals; Binding Effect. Such Seller has all requisite power and full legal right to enter into this Agreement, the Escrow Agreement and the Non-Competition Agreement and Guaranty, if any, to which it is a party, to perform all of such Seller's agreements and obligations hereunder and thereunder, each in accordance with its respective terms and to sell to the Buyer all of the outstanding shares of Stock owned by such Seller. Each of this Agreement, the Escrow Agreement and the Non-Competition Agreement and Guaranty, if any, to which such Seller is a party has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms.

     4A.2. Title to Stock, Liens, etc. Such Seller has, and as of the consummation of the Closing the Buyer will have, sole record and beneficial ownership of all of the Stock and Michael Benner Stock, if any, described as being owned by such Seller on Schedule 1, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto.

     5. REPRESENTATIONS AND WARRANTIES OF THE BBI SELLERS. The BBI Sellers represent and warrant to the Buyer as follows:

     5.1. Organization; Authority. BBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. BBI is duly qualified and in good standing as a foreign corporation in all jurisdictions, both within and outside of the United States, in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary. The BBI Sellers have delivered to the Buyer complete and correct copies of each of BBI's Articles of Incorporation and By-Laws and all amendments thereto. BBI had and has all requisite power and authority to own or lease and operate its properties and to carry on its business as such business is now conducted, both within and outside of the United States. Since prior to December 31, 1996, BBI has conducted no operations other than the holding of Stewart Warner Stock.

     5.2. Rights to Sell Outstanding Shares, Approvals; Binding Effect. Each BBI Seller has all requisite power and full legal right to enter into this Agreement and the Escrow Agreement, to perform all of such BBI Seller's agreements and obligations hereunder and thereunder, each in accordance with its respective terms and to sell to the Buyer all of the outstanding shares of BBI Stock owned by such BBI Seller. Each of this Agreement and the Escrow Agreement has been duly executed and delivered by such BBI Seller and constitutes the legal, valid and binding obligation of such BBI Seller enforceable against such BBI Seller in accordance with its terms.

     5.3. Subsidiaries. BBI has no subsidiaries. BBI does not own any legal and/or beneficial interests in any corporations, partnerships, business trusts, limited liability companies, joint ventures, any other unincorporated trade or business enterprises or in any other person or entity, except for 48,000 shares of Stewart Warner Stock.

     5.4. Capitalization. The authorized capital of BBI consists of 10,000 shares of common stock, no par value per share; 1,000 shares of which are issued and outstanding on the date hereof. All of the shares of BBI Stock are owned of record and beneficially by the BBI Sellers as set forth on Schedule 1 hereto. All of the BBI Stock will be sold by the BBI Sellers to the Buyer pursuant to the transactions contemplated by this Agreement. All of the BBI Stock is validly issued and outstanding, fully paid and non-assessable. Except as set forth on Schedule 5.4 hereto, there are no commitments for the purchase or sale of, and no options, warrants or other rights to subscribe for or purchase, any securities of BBI.

     5.5. Title to Stock, Liens, etc. Except for the pledge by BBI of the Stewart Warner Stock which it owns to LaSalle National Bank in connection with the Loan Agreement, which pledge shall be discharged concurrent with the consummation of the Closing, the BBI Sellers have, and as of the consummation of the Closing the Buyer will have, sole record and beneficial ownership of all of the BBI Stock free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto.

     5.6. Non-Contravention. The execution and delivery of this Agreement and the Escrow Agreement and the consummation by the BBI Sellers of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provision of the Articles of Incorporation or By-Laws of BBI; or (b) constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any encumbrance upon any property of BBI pursuant to (i) any agreement or instrument to which BBI is a party or by which any of the properties of BBI are bound, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority within or outside of the United States.

     5.7. Governmental Consents; Transferability of Licenses, Etc. Except as set forth on Schedule 5.7 hereto, no Permits are required for the execution and delivery by the BBI Sellers of this Agreement or the Escrow Agreement or for the consummation by the BBI Sellers of the transactions contemplated hereby or thereby. BBI has and maintains, and the Permits listed on Schedule 5.7 include, all licenses, permits and other authorizations from all governmental authorities as are necessary or desirable for the conduct of BBI's businesses. True and complete copies of such Permits have previously been delivered to the Buyer.

     5.8. Financial Statements. The BBI Sellers have delivered the following financial statements (the "BBI Financial Statements") to the Buyer, and there are attached as Schedule 5.8 hereto: the unaudited balance sheets of BBI as of June 30, 1995, June 30, 1996 and June 30, 1997 and the related unaudited statements of income, retained earnings and cash flows of BBI for each of the fiscal years then ended. Each of the BBI Financial Statements is true and correct and has been compiled and prepared on a basis consistent with prior periods; each of such balance sheets fairly and accurately presents the financial condition of BBI as of its respective date; and such statements of income, retained earnings and cash flows fairly and accurately present the results of operations for the periods covered thereby.

     5.9. Absence of Certain Changes. Except as set forth on Schedule 5.9, since June 30, 1997, BBI has carried on no business other than its holding of Stewart Warner Stock, and there has not been any change in the assets, liabilities, sales, income or business of BBI.

     5.10. Litigation, Etc. No action, suit, proceeding or investigation is pending or threatened against BBI (nor is there any basis therefor known to any of the BBI Sellers).

     5.11.  Conformity to Law.  BBI has complied with, and is in compliance with
(a) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to it, or any of its properties (including, without limitation, any labor, environmental, occupational health, zoning or other law, regulation or ordinance), both within and outside of the United States, and (b) all unwaived terms and provisions of all contracts, agreements and indentures to which it is a party, or by which it or any of its properties is subject. BBI has not committed, been charged with, or been under investigation with respect to, nor does there exist, any violation of any provision of any federal, state, local or foreign law or administrative regulation in respect of BBI or any of its properties.

     5.12. Title to Property, Real Property Leases, etc. BBI has no property or assets whatsoever except for 48,000 shares of Stewart Warner Stock to which it has good and marketable title, free and clear of all liens, pledges, charges, security interests, encumbrances or title retention agreements of any kind or nature except for the pledge described in Section 5.5. Except as set forth on
Schedule 5.12, BBI has not ever owned any real property and does not lease any real property.

     5.13.  Real Property; Safety, Zoning and Environmental Matters.

          (a) None of the plants, offices or properties in or on which BBI carries on its business nor the activities carried on therein are in violation of any United States or foreign zoning, health or safety law or regulation, including, without limitation, the Occupational Safety and Health Act of 1970, as amended.

          (b)  Except as set forth on Schedule 5.13:

               (i) Neither BBI nor, to the knowledge of the BBI Sellers, any other operator of any real property presently or formerly owned, leased or operated by BBI is in violation or alleged violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation those arising under any Environmental Laws;

               (ii) none of the BBI Sellers has received notice from any third party, including without limitation any federal, state or local governmental authority, (A) that BBI or any predecessor in interest to BBI has been identified by the EPA as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (B) that any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substance as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) or Hazardous Substances which BBI or any predecessor in interest to BBI has generated, transported or disposed of or that any such materials disposed of by BBI or any predecessor in interest has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that BBI or any predecessor in interest conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (C) that BBI or any predecessor in interest to BBI is or shall be a named party to any claim, action, cause of action, complaint, (contingent or otherwise) legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances or other similar substances;

               (iii) (A) no portion of any real property presently or formerly owned, leased or operated by BBI has been used by BBI, or to the knowledge of the BBI Sellers, any other person, for the handling, manufacturing, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and, to the knowledge of the BBI Sellers, no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties;
     (B) in the course of any activities conducted by BBI or other operators of any real property presently or formerly owned, leased or operated by BBI, no Hazardous Substances have been generated or used on such properties except in accordance with applicable Environmental Laws; (C) to the knowledge of the BBI Sellers, all real properties presently or formerly owned, leased or operated by BBI are free from groundwater, surface water, soil, sediment and air contamination, and such properties do not contain asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment containing polychlorinated biphenyls or any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Environmental Law, or which poses a hazard to the health and safety of the occupants of such properties or those adjacent thereto;
     (D) to the knowledge of the BBI Sellers, there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from any real property presently or formerly owned, leased or operated by BBI except in accordance with applicable Environmental Laws; (E) to the knowledge of the BBI

     Sellers, there have been no releases on, upon, from or into any real property in the vicinity of any real property presently or formerly owned, leased or operated by BBI which, through soil or groundwater contamination, may have come to be located on such real property; and (F) in addition, any Hazardous Substances that have been generated on any real property presently or formerly owned, leased or operated by BBI have been transported offsite, to the knowledge of the BBI Sellers, only by carriers having identification numbers issued by the EPA and, to the BBI Sellers' knowledge, and have been treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities, to the knowledge of the Sellers, have been and are operating in compliance with such permits and applicable Environmental Laws; and

               (iv) no real property presently or formerly owned, leased or operated by BBI is or shall be subject to any applicable environmental cleanup responsibility law or environmental restrictive transfer law or regulation, by virtue of the transactions set forth herein and contemplated hereby.

          (d) Except for the reports attached as part of Schedule 5.13 there are no documents, reports, site assessments, data, communications or other materials, in the possession of BBI or any of the BBI Sellers or to which any of them has access or knowledge, which contain any material information with respect to potential environmental liabilities associated with any real property presently or formerly owned, leased or operated by BBI and relating to compliance with Environmental Laws or the environmental condition of such properties and adjacent properties. The BBI Sellers have furnished to the Buyer complete and accurate copies of all of the documents, reports, site assessments, data, communications and other materials listed on Schedule 5.13 hereto.

     5.14. Insurance. Schedule 5.14 hereto lists all policies of fire, liability, workmen's compensation, life, property and casualty and other insurance, if any, owned or held by BBI. All such policies (a) are in full force and effect, (b) are sufficient for compliance by BBI with all written agreements to which BBI is a party and, to the BBI Sellers' knowledge, all applicable requirements of law and (c) provide that they will remain in full force and effect through the respective dates set forth in such Schedule and (d) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. BBI is not in default with respect to its obligations under any of such insurance policies and has not received any notification of cancellation of any such insurance policies.

     5.15. Contracts. Schedule 5.15 sets forth a complete and accurate list of all contracts to which BBI is a party or by or to which it or any of its assets or properties is bound or subject. As used in this Section 4.15, the word "contract" means and includes every agreement or understanding of any kind, written or oral, which is legally enforceable by or against BBI, and specifically includes (a) contracts and other agreements with any current or former officer, director, employee, consultant or shareholder or any partnership, corporation, joint venture or any other entity in which any such person has an interest; (b) agreements with any labor union or association representing any employee; (c) contracts and other agreements for the provision of services by BBI; (d) bonds or other security agreements provided by any party in connection with the business of BBI; (e) contracts and other agreements for the sale of any of BBI's assets or properties other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of BBI's assets or properties; (f) joint venture agreements relating to the assets, properties or business of BBI or by or to which it or any of its assets or properties are bound or subject; (g) contracts or other agreements under which BBI agrees to indemnify any party, to share tax liability of any party, or to refrain from competing with any party; (h) any contracts or other agreements with regard to Indebtedness; or (i) any other contract or other agreement whether or not made in the ordinary course of business. The BBI Sellers have delivered to the Buyer true, correct and complete copies of all such contracts, together with all modifications and supplements thereto. Each of the contracts listed on Schedule 5.15 hereto is in full force and effect, BBI is not in breach of any of the provisions of any such contract, nor is any other party to any such contract in default thereunder, nor does any event or condition exist which with notice or the passage of time or both would constitute a default thereunder. BBI has in all material respects performed all obligations required to be performed by it to date under each such contract. No approval or consent of any person is needed in order that the contracts listed on Schedule 5.15 continue in full force and effect following the consummation of the transactions contemplated by this Agreement, and no such contract includes any provision the effect of which may be to enlarge or accelerate any obligations of BBI thereunder or give additional rights to any other party thereto or will in any other way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

     5.16. Employment of Officers, Employees. BBI currently has no employees, and has never had any employees.

     5.17. Employee Benefit Plans. BBI does not now maintain or contribute to, and has not in the current or preceding six (6) calendar years maintained or contributed to, any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, for the benefit of any director, officer, consultant or employee, whether active or terminated, of BBI, the Company or the Subsidiaries.

     5.18. Labor Relations. BBI currently has no labor unions, and has never had any labor unions.

     5.19. Potential Conflicts of Interest. No officer, director or stockholder of BBI: (a) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of BBI or the Company; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which BBI or the Company is using or the use of which is necessary for the business of BBI; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, BBI or the Company, except for claims in the ordinary course of business.

     5.20. Trademarks, Patents, Etc. BBI does not currently own or license any intellectual property.

     5.21. Suppliers and Customers. BBI does not currently have any suppliers or customers.

     5.22. Accounts Receivable. BBI has no accounts or notes receivable, and has never had any accounts or notes receivable.

     5.23. No Undisclosed Liabilities. Except as set forth on Schedule 5.23 hereto, and other than the pledge described in Section 5.5 BBI has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including without limitation as guarantor or otherwise with respect to obligations of others) and will have no liabilities or obligations of any nature on the Closing Date.

     5.24. Conduct of Business. Since December 23, 1997, BBI has conducted its business in compliance with the provisions of Section 7 hereof, as if each of those provisions applied to the conduct of such business at all times since such date.

     5.25. Taxes. Except as set forth on Schedule 5.25, BBI has timely and duly filed with the appropriate government agencies, whether within or outside of the United States, all of the income, sales, use, employment and other tax returns and reports required to be filed by it, each such tax return and report has been prepared in compliance with all applicable laws and regulations and all such tax returns were true and correct at the time made in all material respects. No waiver of any statute of limitations relating to taxes has been executed or given by BBI. All taxes, assessments, fees and other governmental charges upon BBI or upon its properties, assets, revenues, income and franchises which are owed by BBI with respect to the period ending on or before the Closing Date have been paid. No federal or foreign tax return of BBI is currently under audit by the IRS (as defined in Section 11), and no other tax return of BBI is currently under audit by any other taxing authority. Neither the IRS nor any other taxing authority is now asserting or, to the knowledge of the BBI Sellers, threatening to assert nor have such authorities ever asserted or threatened to assert against BBI any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith or any adjustment that would have an adverse effect on BBI. Except as set forth on Schedule 5.25, BBI has not consented to extend the time in which any Tax may be assessed or collected by any taxing authority. BBI has not requested or been granted an extension of the time for filing any tax return to a date on or after the Closing Date. BBI has never been a member of any Affiliated Group, or filed or been included in a combined, consolidated, or unitary tax return. BBI is not a party to or bound by any tax sharing or allocation agreement and has no current or potential contractual obligation to indemnify any other person with respect to the payment of any taxes. BBI has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, creditor, independent contractor, or other person.

     5.26. Indebtedness. BBI has no Indebtedness outstanding at the date hereof and will have no Indebtedness outstanding on the Closing Date.

     5.27. Bank Accounts, Signing Authority, Powers of Attorney. Except as set forth on Schedule 5.27, BBI has no account or safe deposit box in any bank and no Person has any power, whether singly or jointly, to sign any checks on behalf of BBI to withdraw any money or other property from any bank, brokerage or other account of BBI or to act under any power of attorney granted by BBI at any time for any purpose. Schedule 5.27 also sets forth the names of all persons authorized to borrow money or sign notes on behalf of BBI.

     5.28. Minute Books. The minute books and corporate records of BBI made available to the Buyer for inspection accurately record therein all actions taken by BBI Board of Directors and shareholders.

     5.29. Broker. Except for the Broker, none of the BBI Sellers has retained, utilized or been represented by any broker, agent, finder or intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

     5.30. Disclosure. No representation or warranty by any of the BBI Sellers in this Agreement or in any schedule or certificate delivered or to be delivered to the Buyer pursuant hereto or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. The BBI Sellers have not withheld any information from the Buyer relating to any fact which materially adversely affects or will materially adversely affect, the business or condition (financial or other) of BBI or the ability of the BBI Sellers to perform this Agreement or any of the transactions contemplated hereby.

     5.31. Foreign Corrupt Practices Act. BBI has not taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder. There is not now, and there has never been, any employment by BBI of, or beneficial ownership in BBI by, any governmental or political official in any country in the world.

     6. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to each of the Sellers as follows:

     6.1. Organization of Buyer; Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Buyer has all requisite power and authority to execute and deliver this Agreement, the Escrow Agreement and each of the Non-Competition Agreements and to carry out all of the actions required of it pursuant to the terms hereof and thereof.

     6.2. Corporate Approval; Binding Effect. The Buyer has obtained all necessary authorizations and approvals from its Board of Directors and stockholders required for the execution and delivery of this Agreement, the Escrow Agreement and the Non-Competition Agreements and the consummation of the transactions contemplated hereby and thereby. Each of this Agreement, the Escrow Agreement and the Non-Competition Agreements has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

     6.3. Non-Contravention. The execution and delivery by the Buyer of this Agreement, the Escrow Agreement and the Non-Competition Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provisions of the Articles of Organization or By-Laws of the Buyer, each as amended to date; or (b) constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any lien upon any property of the Buyer pursuant to (i) any agreement or instrument to which the Buyer is a party or by which the Buyer or any of its properties is bound or to which the Buyer or any of its properties is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental authority to which the Buyer is subject.

     6.4. Governmental Consents. Except as set forth in Schedule 6.4 hereto, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by the Buyer of this Agreement, the Escrow Agreement or the Non-Competition Agreements or for the consummation by the Buyer of the transactions contemplated hereby or thereby.

     6.5. Brokers. The Buyer has not retained, utilized or been represented by any broker, agent, finder or other intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

     6.6. Purchase Price. On the Closing Date, the Buyer shall have sufficient cash on hand, or available pursuant to existing lending arrangements, to make any payments that may be required to be made on such date pursuant to
Section 2.2.

     6.7. Disclosure. No representation or warranty by Buyer in this Agreement or in any schedule or certificate delivered or to be delivered to the Sellers hereto or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or necessary to make the statements contained therein not misleading.

     7. COVENANTS OF THE SELLERS PENDING CLOSING. Each of the Sellers, jointly and severally, covenants and agrees that, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by the Buyer in writing:

     7.1. Full Access. The Sellers shall cause the Company and the Subsidiaries to afford to the Buyer and its authorized representatives full access during normal business hours to all properties, books, records, contracts and documents of the Company and the Subsidiaries and a full opportunity to make such reasonable investigations as they shall desire to make of the Company, and the Sellers shall furnish or cause to be furnished to the Buyer and its authorized representatives all such information with respect to the affairs and businesses of the Company and the Subsidiaries as the Buyer may reasonably request.

     7.2. Carry on in Regular Course. The Sellers shall cause the Company and the Subsidiaries to maintain their owned and leased properties in good operating condition and repair, and to make all necessary renewals, additions and replacements thereto, and to carry on their business diligently and substantially in the same manner as heretofore and not make or institute any changes of management or accounting practices other than those in the ordinary course of business.

     7.3. No General Increases. Except as may be necessary to maintain compensation in excess of Mexican minimum wage standards, the Sellers shall not permit the Company or any of the Subsidiaries to grant any general or uniform increase in the rates of pay of employees of the Company or any of the Subsidiaries, nor grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment to, for or with any such employees; neither the Company nor any of the Subsidiaries shall increase the compensation payable or to become payable to officers, key salaried employees or agents, or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, key salaried employees or agents; and none of the Company nor any of the Subsidiaries shall make any material changes in its personnel.

     7.4. No Dividends, Issuances, Repurchases, etc. The Sellers shall not permit the Company or the Subsidiaries to declare or pay any dividends (whether in cash, shares of stock or otherwise) on, or make any other distribution in respect of, any shares of their capital stock, or issue, purchase, redeem or acquire for value any shares of their capital stock.

     7.5. Contracts and Commitments. The Sellers shall not permit the Company or the Subsidiaries to enter into any contract or commitment which will result in the payment (either to or from such entity) of more than $50,000 over its term or engage in any transaction not in the usual and ordinary course of business and consistent with the business practices of the Company and the Subsidiaries.

     7.6. Purchase and Sale of Capital Assets. Except for any capital expenditures approved by the Company prior to the date hereof and described in management reports, copies of which have been provided to the Buyer, the Sellers shall not permit the Company or the Subsidiaries to purchase or sell or otherwise dispose of any capital asset with a market value in excess of $5,000, or of capital assets of market value aggregating in excess of $50,000 without the prior written consent of the Buyer, and in no event shall purchase, sell or otherwise dispose of any capital asset other than in the ordinary course of business.

     7.7. Insurance. The Sellers shall cause the Company and the Subsidiaries to maintain the insurance coverage described on Schedule 4.14 through and including the Closing Date.

     7.8. Preservation of Organization. The Sellers shall cause each of the Company and the Subsidiaries to use its best efforts to preserve its business organization intact, to keep available to the Buyer the present key officers and employees of the Company and the Subsidiaries and to preserve for the Buyer the present relationships of the Company's and the Subsidiaries' suppliers and customers and others having business relations with the Company and or the Subsidiaries.

     7.9. No Default. The Sellers shall not permit the Company or the Subsidiaries to do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any contract, commitment or obligation of the Company or the Subsidiaries.

     7.10. Compliance with Laws. The Sellers shall cause each of the Company and the Subsidiaries to comply with all laws, regulations and orders, both within and outside the United States, applicable with respect to its business.

     7.11. Advice of Change. The Sellers will promptly advise the Buyer in writing of any material adverse change in the business, condition, operations, prospects or assets of the Company or the Subsidiaries.

     7.12. No Shopping. The Sellers shall not, and shall not permit the Company or the Subsidiaries, or any agent thereof, to, directly or indirectly, initiate discussions, negotiate for, solicit, entertain or respond to overtures of offers from, provide any information to or enter into any agreement with respect or in relation to the sale of the Stock or any substantial portion of the assets of the Company or the Subsidiaries or any merger or other business combination of the Company and the Subsidiaries. The Sellers and the Company will promptly advise the Buyer in writing of any indication of interest in a potential acquisition received from any third party.

     7.13. Consents of Third Parties. The Sellers will employ their best efforts to secure, before the Closing Date, the consent, in form and substance satisfactory to the Buyer and the Buyer's counsel, to the consummation of the transactions contemplated by this Agreement by each party to any contract, commitment or obligation of the Company or the Subsidiaries, under which such transactions would constitute a default, would accelerate obligations of the Company or the Subsidiaries or would permit cancellation of any such contract.

     7.14. Satisfaction of Conditions Precedent. The Sellers will use their best efforts to cause the satisfaction of the conditions precedent contained herein.

     7.15. HSR Act. As promptly as practicable, and in no event later than the eighth business day following the execution and delivery of this Agreement by the parties, the Sellers and the Buyer shall each prepare and file any required notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), in connection with the transactions contemplated hereby, provided that all necessary information has been exchanged by the parties hereto. The Sellers and the Buyer shall request early termination of the waiting period thereunder; and the Sellers and the Buyer shall respond with reasonable diligence and dispatch to any request for additional information made in response to such filings.

     7.16. Cooperation. The Company, each Subsidiary and the Sellers shall use their respective best efforts to facilitate the conduct of the environmental reviews referred to in Section 8.11, including with respect to facilitating the acquisition of any consents required from any lessor of any of the Real Property to perform sampling of the soil at any locations deemed necessary by the Buyer or any of the persons engaged to deliver the reports referred to in
Section 8.11.

     7A. COVENANTS OF THE BBI SELLERS PENDING CLOSING. Each of the BBI Sellers, jointly and severally, covenants and agrees that, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by the Buyer in writing:

     7A.1. Full Access. The BBI Sellers shall cause BBI to afford to the Buyer and its authorized representatives full access during normal business hours to all properties, books, records, contracts and documents of BBI and a full opportunity to make such reasonable investigations as they shall desire to make of BBI, and the BBI Sellers shall furnish or cause to be furnished to the Buyer and its authorized representatives all such information with respect to the affairs and businesses of BBI as the Buyer may reasonably request.

     7A.2. Carry on in Regular Course. The BBI Sellers shall cause BBI to maintain any owned and leased properties in good operating condition and repair, and to make all necessary renewals, additions and replacements thereto, and to carry on its business diligently and substantially in the same manner as heretofore and not make or institute any changes of management or accounting practices other than those in the ordinary course of business.

     7A.3. No Increases. The BBI Sellers shall not permit BBI to hire any employees.

     7A.4.  No Dividends, Issuances, Repurchases, etc.  Except as set forth on
Schedule 7A.4 hereto, the BBI Sellers shall not permit BBI to declare or pay any dividends (whether in cash, shares of stock or otherwise) on, or make any other distribution in respect of, any shares of their capital stock, or issue, purchase, redeem or acquire for value any shares of their capital stock.

     7A.5. Contracts and Commitments. The BBI Sellers shall not permit BBI to enter into any contract or commitment.

     7A.6. Purchase and Sale of Capital Assets. The BBI Sellers shall not permit BBI to purchase or sell or otherwise dispose of any capital asset without the prior written consent of the Buyer.

     7A.7. Insurance. The BBI Sellers shall cause BBI to maintain the insurance coverage described on Schedule 5.14, if any, through and including the Closing Date.

     7A.8. Preservation of Organization. The BBI Sellers shall cause BBI to use its best efforts to preserve its business organization intact.

     7A.9. No Default. The BBI Sellers shall not permit BBI to do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any contract, commitment or obligation of BBI.

     7A.10. Compliance with Laws. The BBI Sellers shall cause BBI to comply with all laws, regulations and orders, both within and outside the United States, applicable with respect to its business.

     7A.11. Advice of Change. The BBI Sellers will promptly advise the Buyer in writing of any material adverse change in the business, condition, operations, prospects or assets of BBI.

     7A.12. No Shopping. The BBI Sellers shall not, and shall not permit BBI, or any agent thereof, to, directly or indirectly, initiate discussions, negotiate for, solicit, entertain or respond to overtures of offers from, provide any information to or enter into any agreement with respect or in relation to the sale of the BBI Stock or any substantial portion of the assets of BBI or any merger or other business combination of BBI. The BBI Sellers will promptly advise the Buyer in writing of any indication of interest in a potential acquisition received from any third party.

     7A.13. Consents of Third Parties. The BBI Sellers will employ their best efforts to secure, before the Closing Date, the consent, in form and substance satisfactory to the Buyer and the Buyer's counsel, to the consummation of the transactions contemplated by this Agreement by each party to any contract, commitment or obligation of BBI under which such transactions would constitute a default, would accelerate obligations of BBI or would permit cancellation of any such contract.

     7A.14. Satisfaction of Conditions Precedent. The BBI Sellers will use their best efforts to cause the satisfaction of the conditions precedent contained herein.

     7A.15. Cooperation. BBI and the BBI Sellers shall use their respective best efforts to facilitate the conduct of the environmental reviews referred to in Section 8.11, including with respect to facilitating the acquisition of any consents required from any lessor of any of the Real Property to perform sampling of the soil at any locations deemed necessary by the Buyer or any of the persons engaged to deliver the reports referred to in Section 8.11.

     8. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

     8.1. Representations and Warranties True at Closing. The representations and warranties made by the Sellers in or pursuant to this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

     8.2. Compliance with Agreement. The Sellers shall have performed and complied with all of their obligations under this Agreement to be performed or complied with by them on or prior to the Closing Date.

     8.3. No Material Change. There shall not have been or, to the Sellers' knowledge, threatened to be, any material damage to or loss or destruction of any properties or assets owned or leased by BBI, the Company or any of the Subsidiaries (whether or not covered by insurance) or any material adverse change in the condition (financial or otherwise), operations, business or assets of BBI, the Company or any of the Subsidiaries or imposition of any laws, rules or regulations which would materially adversely affect the condition (financial or otherwise), operations, business or assets of the Company and the Subsidiaries, taken as a whole, since April 30, 1997. For the purposes of this
Section 8.3, "materiality" shall be defined, with respect to the Company and the Subsidiaries, taken as a whole, as being reasonably likely to have an impact on, or in an amount equal to, or exceeding at least 10% of the assets of the Company and the Subsidiaries, taken as a whole, or at least 5% of the net income of the Company and the

Subsidiaries, taken as a whole, in each case as of and for the Company's fiscal year ended April 30, 1997.

     8.4. Sellers' Certificate. Each of the Sellers shall have delivered to the Buyer in writing, at and as of the Closing, a certificate duly executed by such Seller, in form and substance satisfactory to the Buyer and the Buyer's counsel, certifying that the conditions in each of Section 8.1 (as it relates to the representations and warranties made by such Seller in or pursuant to this Agreement) and 8.2 (as it related to the obligations of such Seller under this Agreement) have been satisfied.

     8.5. Opinion of Counsel. Baker & McKenzie, Abogados, special counsel to the Sellers and the Company shall have delivered to the Buyer a written opinion in form reasonably satisfactory to the Buyer, addressed to the Buyer and dated the Closing Date, stating that:

          (i) The Mexican Subsidiary has and maintains all Permits as are necessary or desirable for the conduct of its business, and the consummation of the transactions contemplated hereby shall not adversely affect or otherwise modify any such Permits; and

          (ii) No consent, approval or authorization of, or registration, qualification or filing with, any Mexican governmental agency or authority is required for the execution and delivery by the Sellers of this Agreement or for the consummation by the Sellers of the transactions contemplated hereby.

     8.6. Approvals. All corporate and other approvals and consents required to be obtained by the Sellers, BBI, the Company or any Subsidiary in connection with the transactions contemplated by this Agreement and the form and substance of all certificates and other documents delivered hereunder shall have been obtained and shall be reasonably satisfactory in form and substance to the Buyer and its counsel.

     8.7. No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body (a) in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, or (b) in connection with any claim for damages in excess of $50,000 against the Company.

     8.8.  Non-Competition Agreements.  Each of the Sellers listed on
Schedule 2.2(d) shall have executed and delivered to the Buyer a non-competition and non-solicitation agreement in the form of Exhibit B hereto (the "Non-Competition Agreements"), and each of such Non-Competition Agreements shall be in full force and effect.

     8.9. Escrow Agreement. The Sellers (other than Thomas Walsh) and the Escrow Agent shall have executed and delivered to the Buyer an Escrow Agreement in the form of

Exhibit A-1, and such Escrow Agreement shall be in full force and effect.
Thomas Walsh and the Escrow Agent shall have executed and delivered to the Buyer an Escrow Agreement in the form of Exhibit A-2, and such Escrow Agreement shall be in full force and effect.

     8.10. Resignations of Directors and Officers. All of the directors and officers of the Company, each of the Subsidiaries and BBI who shall have been requested to do so by the Buyer shall have resigned their positions with the Company each of the Subsidiaries and BBI, on or prior to the Closing Date and prior thereto shall have executed such appropriate documents with respect to the transfer or establishment of bank accounts, signing authority, etc., as the Buyer shall have reasonably requested.

     8.11. Environmental Reports. The Buyer shall have not received prior to the earlier of (i) the Closing Date or (ii) March 20, 1998, any report or reports (including soil sampling), of an environmental engineering firm or firms selected by the Buyer in the exercise of its sole discretion, that describe (i) any non-compliance of any or all of the Real Property (and any adjoining property or other property formerly owned or leased by the Company or BBI) with any applicable Environmental Laws, and (ii) any liability of the Company or BBI under any Environmental Laws, including without limitation the absence of any spills or releases of any oil or Hazardous Substance on such property.

     8.12. Indebtedness. The Sellers shall have caused LaSalle National Bank to deliver a pay-off letter and forms of lien discharges, each in form reasonably satisfactory to the Buyer, with respect to the obligations of the Company under the Loan Agreement.

     8.13. Consent of Lenders. Each of the Buyer and HVE shall have obtained all consents and approvals from its lenders and noteholders as are or may be necessary to the consummation of the transactions contemplated by this Agreement.

     8.14. Consents of Third Parties. The Sellers will have obtained the consent, in form and substance satisfactory to the Buyer and the Buyer's counsel, to the consummation of the transactions contemplated by this Agreement by each party to any contract, commitment or other obligation of BBI, the Company or the Subsidiaries under which such transactions would constitute a default, would accelerate obligations of BBI, the Company or the Subsidiaries or the Buyer or would permit cancellation of any such contract.

     8.15. Release. The Buyer shall have received an executed Non-Competition Agreement and Release from Michael McGrath in the form attached as Exhibit C hereto (the "McGrath Non-Competition Agreement and Release").

     8.16. Michael Benner Guarantee. Michael Benner and XP54-1 Limited shall execute and deliver a Guarantee of certain of the other Sellers' indemnification obligations in the form attached as Exhibit D hereto (the "Michael Benner Guaranty").

     8.17. HSR Act. Any applicable waiting periods under the HSR Act shall have expired or early termination of such periods shall have been granted by all requisite governmental authorities.

     8.18. Company Indebtedness. The Company Indebtedness shall have been repaid prior to the Closing or at the Closing pursuant to the provisions of
Section 2.2(b).

     8.19. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Buyer in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to the Buyer and the Buyer's counsel, and the Buyer shall have received the originals or certified or other copies of all such records and documents as the Buyer may reasonably request.

     9. CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATIONS. The obligation of the Sellers to consummate the Closing (including the obligation of Michael Benner to sell the Michael Benner stock to the Buyer) shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by the Sellers):

     9.1. Representations and Warranties True at Closing. The representations and warranties made by the Buyer in this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

     9.2. Compliance with Agreement. The Buyer shall have performed and complied with all of its obligations under this Agreement that are to be performed or complied with by it at or prior to the Closing.

     9.3. Closing Certificate. The Buyer shall have delivered to the Company in writing, at and as of the Closing, a certificate duly executed by each of the President and Treasurer of the Buyer, in form and substance satisfactory to the Company and the Company's counsel, to the effect that the conditions in each of Sections 9.1 and 9.2 have been satisfied.

     9.4. Approvals. All corporate and other approvals required to be obtained by the Buyer or HVE in connection with the transactions contemplated by this Agreement and the form and substance of all certificates and other documents delivered hereunder shall have been obtained and shall be reasonably satisfactory to the Sellers and their counsel.

     9.5. No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     9.6. Escrow Agreement. The Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement, and the Escrow Agreement shall be in full force and effect.

     9.7. HSR Act. Any applicable waiting periods under the HSR Act shall have expired or early termination of such periods shall have been granted by all requisite governmental authorities.

     9.8. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Sellers in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to the Sellers and their counsel, and the Sellers shall have received the originals or certified or other copies of all such records and documents as the Sellers may reasonably request.

     10. CONFIDENTIAL INFORMATION. Any and all information disclosed by the Buyer to any of the Sellers or BBI, the Company or the Subsidiaries or by any of the Sellers or the Company to the Buyer as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, whether before or after the date hereof, which information was not already known to the Sellers, BBI, the Company or the Subsidiaries or to the Buyer, as the case may be, shall remain confidential to each of the Sellers, BBI, the Company, the Subsidiaries and the Buyer, as the case may be, and their respective employees and agents until the Closing Date. If the Closing does not take place for any reason, each of the Sellers and the Buyer agrees not to further divulge or disclose or use for its benefit or purposes any such information at any time in the future unless it has otherwise become public. The information intended to be protected hereby shall include, but not be limited to, financial information, customers, sales representatives, methods of doing business, processes, know-how, trade secrets, product and proposed product designs and specifications, plans, forecasts, proposals, contracts and anything else having an economic or pecuniary benefit to the Buyer, BBI, the Company, the Subsidiaries or any of the Sellers, respectively.

     11. DEFINITIONS. As used herein the following terms not otherwise defined have the following respective meanings:

     "Company Indebtedness" All payment obligations of the Company under the Loan Agreement and any related documents, including all principal and unpaid interest thereon.

     "Defined Assets": As of any date, the total assets of the Company and the Subsidiaries on a consolidated basis, including cash and cash equivalents, trade accounts receivable (net of allowances for doubtful accounts), inventories, prepayments, property, plant and equipment net of any accumulated depreciation (including machinery and equipment, molds, tools and dies, office equipment, leasehold improvements and construction in process), and any and all other assets as may appear on or are accounted for as assets on the Audited Balance Sheet (as defined in Section 4.8), excluding any Tax receivables or other tax assets (including deferred tax assets). For purposes of this Agreement, the amount of any of the Defined Assets shall be determined in a manner consistent with the determination of the amount of such assets for purposes of the preparation of the Audited Balance Sheet.

     "Defined Liabilities": As of any date, any and all liabilities of the Company and the Subsidiaries on a consolidated basis, except for Excluded Liabilities, Company Indebtedness and deferred tax liabilities. For purposes of this Agreement, the amount of any of the Defined Liabilities as of any date shall be determined in a manner consistent with the determination of the amount of such liabilities for purposes of the preparation of the Audited Balance Sheet.

     "Excluded Liabilities": As of any date, any federal taxes payable, state taxes payable, Mexican federal income taxes payable, property taxes payable, and any other accrued liabilities with respect to federal, state and foreign taxes for any period through the Closing Date, excluding any deferred tax liabilities. For purposes of this Agreement, the amount of any of the Excluded Liabilities as of any date shall be determined in a manner consistent with the determination of the amount of such liabilities for purposes of the preparation of the Audited Balance Sheet.

     "Indebtedness":  As applied to any Person (as defined in this Section 11),
(a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such Person for the deferred purchase price of property or services represented by a note or other security, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations under leases which shall have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which such Person is liable as lessee, (f) any liability of such Person in respect of banker's acceptances or letters of credit, and (g) all indebtedness referred to in clause (a), (b), (c), (d), (e) or (f) above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

     "IRS":  The United States Internal Revenue Service.

     "Loan Agreement" the Loan Agreement, dated as of January 22, 1996, between the Company and LaSalle National Bank.

     "Net Assets": As of any date, the amount of the Defined Assets minus the amount of the Defined Liabilities.

     "Person" or "person": A corporation, an association, a partnership, a limited liability company, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

     "state": Any state or commonwealth of the United States of America; the District of Columbia; the Commonwealth of Puerto Rico; and any other dependency, possession or territory of the United States of America.

     "subsidiaries": With respect to any Person, any corporation a majority (by number of votes) of the outstanding shares of any class or classes of which shall at the time be owned by such Person or by a subsidiary of such Person, if the holders of the shares of such class or classes (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

     "Tax" or "Taxes" means any U.S, Mexican, Barbados, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, severance, stamp, occupation, premium, windfall profit, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

     12.  INDEMNIFICATION.

     12.1. Indemnity by the Sellers. Subject to the overall limitations, minimum amounts and time limitations set forth in Section 12.6, each of the Sellers, severally and not jointly, agree to indemnify and hold the Buyer, the Company and the Subsidiaries (and their respective directors, officers, employees and affiliates) harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including without limitation the fees and disbursements of counsel (collectively, the "Losses"), after subtracting any insurance proceeds actually received by the Buyer with respect to a particular Loss, related to or arising, directly or indirectly, out of:

          (i) any failure or any breach by any Seller of any representation or warranty, covenant, obligation or undertaking made by such Seller (other than pursuant to Sections 5.1 through 5.31 of this Agreement) in this Agreement, any Schedule or Exhibit hereto, or any other statement, certificate or other instrument delivered pursuant hereto;

          (ii) any actual or alleged tax liability of the Company or any of the Subsidiaries in respect of any period through the Closing Date, including any fees of professionals incurred in preparing returns for such periods, or in assisting in responding to any audits of tax returns filed with respect to any such period, to the extent such liability is not adequately reflected or reserved against on the Final Closing Balance Sheet;

          (iii) any actual or alleged liability for death or injury to person or property, to the extent not covered by insurance, as a result of any actual or alleged defect in any product sold or manufactured by the Company or any of the Subsidiaries on or prior to the Closing Date but only to the extent that the liability with respect thereto exceeds the reserve therefor on the Final Closing Balance Sheet; provided, however, that the Buyer shall first assert any claims it may have with respect to such product for a reasonable period of time and to a reasonable extent against any manufacturer of products sold by the Company (if not manufactured by the Company) and that the Sellers shall be subrogated to the rights of the Buyer with respect to any such claim;

          (iv) any contractual product warranty claims arising out of defects in any product shipped by the Company on or prior to the Closing Date but only to the extent that the liability with respect thereto exceeds the reserve therefor on the Final Closing Balance Sheet;

          (v) any actual or alleged liability for violation of any Environmental Law by the Company, any of the Subsidiaries or any of the Sellers prior to the Closing Date, including any expenses or Losses incurred in remediation of such violations or penalties assessed with respect to such violations, but only to the extent that the liability with respect thereto exceeds the reserve therefor on the Final Closing Balance Sheet; or

          (vi) any liability of the Company, any of the Subsidiaries or any of the Sellers with respect to the professional and other fees and expenses incurred by the Company, any of the Subsidiaries or any of the Sellers (other than the BBI Sellers) (including but not limited to the fees and expenses of Fagel & Haber, Martin, Brown & Sullivan, LTD., Deloitte & Touche LLP, Baker & McKenzie, Abogados, and the Broker) incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, or any other expenses required to be borne by the Sellers pursuant to Sections 3.3, 3.4 and 14.2.

     12.2. Indemnity by the BBI Sellers. In addition to the indemnification obligations assumed by the BBI Sellers pursuant to Section 12.1, each of the BBI Sellers, jointly and severally, agrees to indemnify and hold the Buyer, BBI, the Company and the Subsidiaries (and their respective directors, officers, employees and affiliates) harmless, without limitation, from and with respect to any Losses related to or arising, directly or indirectly, out of:

          (i) any breach by the BBI Sellers of any of the representations and warranties made by the BBI Sellers in Sections 5.1 through 5.31 of this Agreement;

          (ii) any actual or alleged tax liability of BBI in respect of any period through the Closing Date, including any fees of professionals incurred in preparing returns for such periods, or in assisting in responding to any audits of tax returns filed with respect to any such period;

          (iii) any actual or alleged violation of any Environmental Law prior to the Closing Date by BBI, any of the BBI Sellers, or any other owner or operator of property owned, leased or operated by BBI on or prior to the Closing Date, including any expenses or Losses incurred in remediation of such violations or penalties assessed with respect to such violations; or

          (iv) any other liability of BBI arising on or prior to, or existing on, the Closing Date, or arising in connection with or as a result of any events occurring prior to, or facts in existence prior to or on, the Closing Date.

     12.3. Indemnity by the Buyer. The Buyer agrees to indemnify and hold the Sellers (and their respective directors, officers, employees, affiliates, heirs and personal representative) harmless from and with respect to any and all Losses related to or arising, directly or indirectly, out of:

          (i) any failure or any breach by the Buyer of any representation or warranty, covenant, obligation or undertaking made by the Buyer in this Agreement, any Schedule or Exhibit hereto, or any other statement, certificate or other instrument delivered pursuant hereto;

          (ii) any actual or alleged tax liability of the Company, BBI or any of the Subsidiaries in respect of any period after the Closing Date;

          (iii) any actual or alleged liability for death or injury to person or property, to the extent not covered by insurance, as a result of any actual or alleged defect in any product sold or manufactured by the Company or any of the Subsidiaries after the Closing Date;

          (iv) any contractual product warranty claims arising out of defects in any product shipped by the Company or any of its Subsidiaries after the Closing Date; and

          (v) any liabilities arising out of the operations of the business of the Company after the Closing (except to the extent such liabilities arise out of liabilities described in Section 12.1 (i) through (vii) or 12.2(i) through (iv)).

     12.4.  Claims.

     (a) Notice. Any party seeking indemnification hereunder (the "Indemnified Party") shall promptly notify all other parties hereto from which it has an indemnification obligation (the "Indemnifying Parties") of any action, suit, proceeding, demand or breach (a "Claim") with respect to which the Indemnified Party claims indemnification hereunder, provided that failure of the Indemnified Party to give such notice shall not relieve any Indemnifying Party of its obligations under this Section 12 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby.

     (b) Third Party Claims. If such Claim relates to any action, suit, proceeding or demand instituted against an Indemnified Party by a third party (a "Third Party Claim"), the Indemnifying Parties shall be entitled to participate in the defense of such Third Party Claim after receipt of notice of such claim from such Indemnified Party. Within thirty (30) days after receipt of notice of a particular matter from the Indemnified Parties, the Indemnifying Parties may assume the defense of such Third Party Claim, and engage counsel of its choosing, in which case the Indemnifying Parties shall have the authority to negotiate, compromise and settle such Third Party Claim, if and only if the following conditions are satisfied:

               (i) the Indemnifying Parties shall have confirmed in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim; and

               (ii) the Indemnified Party shall not have given the Indemnifying Parties written notice that it has determined, in the exercise of its reasonable discretion, that matters of corporate or management policy or a conflict of interest (including but not limited to the fact that such Third Party Claim is in an amount in excess of that portion of the Indemnity Cap that may be available to satisfy such Third Party Claim) make separate representation by the Indemnified Party's own counsel advisable, provided, that if the Indemnified Party elects to assume the defense of a Third Party Claim pursuant to this paragraph (b)(ii) for reasons other than that such Third Party Claim is in an amount in excess of that portion of the Indemnity Cap that may be available to satisfy such Third Party Claim, the Indemnified Party shall pay the fees and expenses of its own counsel incurred in connection with such defense and such fees and expenses shall not constitute Losses of such Indemnified Party with respect to such Third Party Claim.

     (c) Each Indemnifying Party agrees, unless it timely assumes the defense of any Claim hereunder, to pay the Indemnified Party's costs of defending any Third Party Claim, including, without limitation, attorneys' and paralegal fees, accountants' fees, witness fees and court costs, promptly after written demand therefore is given by the Indemnified party to the Indemnifying Party.

     (d) The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

     (e) If any Indemnifying Party undertakes the defense of any Third Party Claim, then so long as such Indemnifying Party, in good faith, is continuously contesting or defending the Third Party Claim: (A) the Indemnified Party shall not admit any liability with respect thereto, or settle, compromise, pay or discharge the Third Party Claim without the prior written consent of all Indemnifying Parties or their representative; (B) the Indemnified Party shall provide the Indemnifying Parties with reasonable cooperation in the contest or defense of the Third Party Claim; (C) the Indemnified Party shall accept any settlement of the Third Party Claim, provided such settlement requires only the payment of money by the Indemnifying Parties (without such payment exceeding the amount of the Indemnity Cap available therefor) and does not require the assumption of any restrictions, entrance into any agreement, the making of any admissions, or the taking of any other actions by the Indemnified Parties, and adequate arrangements for the payment of such Third Party Claim, to the Indemnified Party's reasonable satisfaction, are made by Indemnifying Party; and
(D) Indemnifying Parties will provide the Indemnified Party with all information regarding the contest or defense of the Claim and allow counsel for the Indemnified Party to monitor, at the Indemnified Party's sole expense, all proceedings in connection with the Claim.

     (f) Neither any Indemnifying Party nor any Indemnified Party may admit any liability with respect to any Third Party Claim or settle, compromise, pay or discharge the same without the prior written consent of all other parties if such settlement, compromise, payment or discharge could in any way expose such other party to the payment of funds which are not subject to a claim of reimbursement or indemnification from the settling, compromising or paying party.

     12.5.  Method and Manner of Paying Claims.  (a)  In the event of any
Claims under this Section 12, the claimant shall advise the party or parties who are required to provide indemnification therefor in writing of the amount and circumstances surrounding such claim. With respect to liquidated claims, if within thirty days the other party has not contested such claim in writing, the other party will pay the full amount thereof within ten days after the expiration of such period. Any amount owed by an Indemnifying Party hereunder with respect to any Claim may be set-off by the Indemnified Party against any amounts owed by the Indemnified Party to any Indemnifying Party.

     (b) In the event of any claims pursuant to Section 12.1, the Buyer shall be required to proceed first against the Escrowed Funds, if any, in accordance with the terms of both Escrow Agreement until such funds have all been released. In the event of any claims pursuant to Section 12.2, the Buyer shall be permitted, in the exercise of its sole discretion, to proceed first against the Escrowed Funds, provided, that in no event shall the Buyer be required to proceed against the Escrowed Funds.

     12.6.  Limitations on Indemnification.

     (a) No Indemnifying Party shall be required to indemnify an Indemnified Party under Section 12.1 or 12.3 except to the extent that the aggregate amount of Losses for which the Indemnified Party is otherwise entitled to indemnification pursuant to such section exceeds $100,000, whereupon the Indemnified Party shall be entitled to be paid each dollar of Losses in excess of $100,000, subject to the limitations on maximum amount of recovery set forth in Section 12.6(b); provided, that Losses related to or arising directly or indirectly out of any inaccuracies in any representation or warranty made by any of the Sellers in Sections 4, 4.5, 4.12, 4.17, 4.25, 4.30, 4A.1 or 4A.2 or
payable with respect to claims for indemnification made with respect to Sections 12.1(ii) through (vi) hereof (collectively, "Unlimited Claims") shall be indemnified in their entirety by the Sellers and shall not be subject to the limitations set forth in this Section 12.6(a).

     (b)  The aggregate Losses payable by an Indemnifying Party pursuant to
Section 12.1 and Section 12.3 with respect to all claims (including Unlimited Claims) shall not exceed $5,000,000, including the Escrowed Funds (the "Indemnity Cap"). No Seller, if such Seller is an Indemnifying Party pursuant to Section 12.1, shall be liable for any Losses pursuant to Section 12.1 that exceed the percentage of the Indemnity Cap set forth next to such Seller's name on Schedule 3 hereto provided, however, that, subject to their respective obligations under the Michael Benner Guaranty, the maximum collective liability of XP54-I Limited, Michael Benner and Kathy Benner, as Trustee for the Michael Benner's Children's Trust, dated August 1, 1986, under Sections 12.1 and 12.2 shall not exceed the percentage of the Indemnity Cap set forth for any of such parties on Schedule 3, and the maximum collective liability of Joseph Plomin and Plomin-I Limited under Section 12.1 shall not exceed the percentage of the Indemnity Cap set forth for either of such parties on Schedule 3.

     (c)  No Indemnifying Party shall be liable for any Losses pursuant to
Section 12.1 or Section 12.2 unless a written claim for indemnification in accordance with Section 12.5 is given by the Indemnified Party to the Indemnifying Party with respect thereto within one (1) year after the Closing, except that this time limitation shall not apply to any Losses related to or arising directly or indirectly out of any Unlimited Claims, as to which in each case the applicable statute of limitations shall apply.

     (d) Buyer agrees that the amount of any Loss for which it claims indemnity under Sections 12.1 and 12.2 shall be reduced by the present value (discounted at the Buyer's cost-of-capital) at the time of calculation of any income tax savings actually realizable by the Buyer on account of such Loss, but after giving effect to any potential income tax liability with respect to the indemnity payments to be made by the Sellers, all as reasonably determined by the Buyer, provided, that to the extent the amount of any claims has been reduced on account of this paragraph
(d) because of an anticipated income tax saving not finally realized by the Buyer, whether on account of disallowance of a deduction after an Internal Revenue Service audit or for any other reason, Buyer shall be entitled to claim the amount of such reduction from the Sellers pursuant to this Section 12.6(d), subject to the Indemnity Cap, whether or not any period within which claims under Section 12.1 or 12.2 must be made has expired.

     (e) None of the limitations set forth in this Section 12.6 shall apply to the indemnification obligations of the BBI Sellers pursuant to Section 12.2.

     12.7.  Disputes.

     (a) In the event that any Indemnifying Party contests any Claims made pursuant to Sections 12.1, 12.2 or 12.3 of this Agreement within ten (10) days of receipt of notice of such Claim, each of the Indemnifying Party and the Indemnified Party shall endeavor to meet to resolve such dispute by negotiation for a period of thirty (30) days from the date of delivery of notice of such dispute. In the event that any Indemnifying Party does not deliver notice of dispute of such Claim within such ten (10) day period, such Claim shall be deemed to be finally determined.

     (b) In the event that the Indemnifying Party and the Indemnified Party are unable to resolve any such dispute within the thirty day period set forth in paragraph (a), such dispute shall be settled by arbitration in Boston, Massachusetts before a panel of three arbitrators (with one designated by each of the Indemnified Party, on the one hand, and the Indemnifying Parties on the other hand, and the third arbitrator designated by the first two) pursuant to the rules of the American Arbitration Association. Arbitration may be commenced with respect to any Claim at any time after the end of the thirty day period set forth in paragraph (a) by an Indemnifying Party giving written notice to each Indemnified Party that such dispute has been referred to arbitration under this
Section 12.7 The arbitrators shall be selected as prescribed above, but if they do not so agree within 30 days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award or other decision rendered by the arbitrators with respect to the Claim that is the subject of the dispute shall be conclusive and binding upon the parties hereto, and the amount of such Claim shall be deemed to have been finally determined; provided, however, that any such award or other determination shall be accompanied by a written opinion of the arbitrators giving the reasons for the award or determination. This provision for arbitration with respect to Claims shall be specifically enforceable by the parties and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared;

provided, however, that if in the opinion of the arbitrators any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrators may assess, as part of the award or determination, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection.

     (c) To the extent that arbitration with respect to a Claim hereunder may not be legally permitted hereunder and the parties to any such dispute may not at the time of such dispute or claim mutually agree to submit such dispute to arbitration, any party may commence a civil action in a court of appropriate jurisdiction to solve disputes or claims hereunder. Nothing contained in this
Section 12.7 shall prevent the parties from settling any dispute or claim by mutual agreement at any time.

     (d) Neither party shall be precluded hereby from seeking, from the courts of any jurisdiction, provisional or equitable remedies of a type not available in arbitration, including without limitation, temporary restraining orders and preliminary or permanent injunctions, nor shall the pursuit of such provisional or equitable relief constitute a waiver or modification of such party's right and obligation to arbitrate any related or unrelated dispute with respect to a Claim hereunder which is otherwise subject to arbitration under this Agreement, unless such waiver is expressed in writing and signed by such party. In the event any person not a party to this Agreement shall commence any interpleader or similar action which either directly or indirectly raises issues which are subject to arbitration hereunder, the parties hereto shall seek a stay of such proceedings pending arbitration in accordance with this Section 12.7.

     (e) In the event of any Third Party Claim where the Indemnifying Party does not assume the defense of such Third Party Claim, nothing in this
Section 12.7 shall prevent the Indemnified Party from impleading any Indemnifying Party or otherwise joining any Indemnifying Party to any litigation relating to such Third Party Claim.

     13. TERMINATION. This Agreement may be terminated upon the mutual written consent of each of the parties hereto.

     14.  GENERAL.

     14.1. Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby (in each case except as affected by the transactions contemplated by this Agreement) shall be deemed material and, notwithstanding any investigation by the Buyer, shall be deemed to have been relied on by the Buyer and shall survive the Closing, and the consummation of the transactions contemplated hereby. Each representation and warranty made by any of the Sellers or the Buyer in this Agreement shall expire on the last day, if any, that Claims for breaches of such representation or warranty may be made pursuant to Section 12.6 hereof, except that any such representation or warranty that has been made the subject of a Claim prior to such expiration date shall survive with respect to such Claim until the final resolution of such Claim pursuant to Section 12.

     14.2. Expenses. The Sellers shall pay all transfer and sales taxes payable in connection with the sale of the Stock. Except as specifically provided herein, all expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including without limitation attorneys', accountants' and outside advisers' fees and disbursements, shall be borne by the party incurring such expenses, provided, that (i) the Sellers shall be fully responsible for the brokerage fees and expenses of the Broker, (ii) that the BBI Sellers shall be responsible for any fees and expenses incurred by the Buyer (including any filing fees and the reasonable fees and expenses of counsel) in connection with any filing the Buyer deems it necessary to make under the HSR Act in connection with the acquisition of the BBI Stock, and (iii) that Thomas Walsh shall be responsible for the fees and expenses of the Escrow Agent with respect to the Walsh Escrow.

     14.3. Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

     If to any or all of the Sellers other than Thomas Walsh, to:

     Michael Benner
     4109 Royal Troon
     St. Charles, Illinois  60174

     with a copy sent contemporaneously to:

          Joel A. Haber, Esq.
          Fagel & Haber
          140 South Dearborn, Suite 1400
          Chicago, Illinois  60603

     If to Thomas Walsh, to:

     Thomas Walsh
     Stewart Warner Instrument Corporation
     1320A Goodyear Drive
     El Paso, Texas  79936
     with a copy sent contemporaneously to:

          William K. Kane, Esq.
          Martin, Brown & Sullivan, LTD.
          321 South Plymouth Court
          Tenth Floor
          Chicago, Illinois  60604

     If to the Buyer, to:

     Carolyn Corporation
     c/o High Voltage Engineering Corporation
     401 Edgewater Place, Suite 680
     Wakefield, MA 01880-6210
     Attention:  Mr. Joseph W. McHugh, Jr.

     with a copy sent contemporaneously to:

          Michael P. O'Brien, Esq.
          Bingham Dana LLP
          150 Federal Street
          Boston, Massachusetts 02110

     Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, (c) if mailed, five (5) days after being mailed as described above, and (d) if sent by written telecommunication, when dispatched.

     14.4. Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

     14.5. Governing Law. The validity and construction of this Agreement shall be governed and construed and enforced in accordance with the internal laws (and not the choice-of-law rules) of the State of Delaware.

     14.6. Sections and Section Headings. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

     14.7. Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto; provided, however, that nothing contained in this Section 14.7 shall prevent the Buyer, without the consent of the Sellers, (a) from transferring or assigning this Agreement or its rights or obligations hereunder to another entity controlling, under the control of, or under common control with the Buyer or (b) from assigning all or part of its rights or obligations hereunder by way of collateral assignment to any bank or financing institution providing financing for the acquisition contemplated hereby, but no such transfer or assignment made pursuant to clauses (a) or (b) shall relieve the Buyer of its obligation under this Agreement.

     14.8. Severability. In the event that any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

     14.9. Further Assurances. The parties agree to take such reasonable steps and execute such other and further documents as may be necessary or appropriate to cause the terms and conditions contained herein to be carried into effect.

     14.10. No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the Sellers and the Buyer and their respective shareholders, if any, any rights or remedies under or by reason of this Agreement.

     14.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.12. Satisfaction of Conditions Precedent. Each of the Sellers and the Buyer will use its best efforts to cause the satisfaction of the conditions precedent contained in this Agreement; provided, however, that nothing contained in this Section 14.12 shall obligate either party hereto to waive any right or condition under this Agreement.

     14.13. Public Statements or Releases. Each of the parties hereto agrees that prior to the consummation of the Closing no party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other party hereto. Nothing contained in this Section 14.13 shall prevent either party from making such disclosures as such party may consider necessary to satisfy such party's legal or contractual obligations.

     14.14. Seller Representative. By the execution and delivery of this Agreement, each of the Sellers other than Thomas Walsh hereby irrevocably constitute and appoint Michael Benner as the true and lawful agent and attorney-in-fact (the "Seller Representative") of such Sellers with full power of substitution to act in the name, place and stead of such Sellers with respect to the transfer of the Stock owned by such Sellers to the Buyer in accordance with the terms and provisions of this Agreement, and to act on behalf of such Sellers in any litigation or arbitration involving this Agreement, do or refrain from doing all such further acts and things, and execute all such documents as the Seller Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

          (i) to act for such Sellers with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any Claim on behalf of such Sellers and to transact matters of litigation;

          (ii) to execute and deliver the Escrow Agreement and all other ancillary agreements, certificates and documents that the Seller Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

          (iii)to receive funds and give receipts for funds in accordance with the terms of the Escrow Agreement;

          (iv) to do or refrain from doing any further act or deed on behalf of such Sellers that the Seller Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Sellers could do if personally present; and

          (v) to receive service of process in connection with any Claims under this Agreement.

     If Michael Benner dies or otherwise becomes incapacitated and unable to serve as Seller Representative, Joseph Plomin shall serve as the new Seller Representative. The appointment of the Seller Representative shall be deemed coupled with an interest and shall be irrevocable, and the Buyer and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Seller Representative in all matters referred to herein. All payments and notices made or delivered by the Buyer to the Seller Representative for the benefit of the Sellers other than Thomas Walsh shall discharge in full all liabilities and obligations of the Buyer to such Sellers with respect thereto. The Sellers (other than Thomas Walsh) hereby confirm all that the Seller Representative shall do or cause to be done by virtue of his appointment as the Seller Representative of such Sellers. The Seller Representative shall act for such Sellers on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of such Sellers as a group and consistent with the obligations under this Agreement, but the Seller Representative shall not be responsible to any Seller for any loss or damages that such Seller may suffer by the performance of his duties under this Agreement, other than loss or damage arising from willful violation of the law or gross negligence in the performance of his or her duties under this Agreement.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.


                                          BUYER:

                                          CAROLYN CORPORATION


                                          By: /s/ Joseph W. McHugh, Jr.
                                             --------------------------
                                         Name: Joseph W. McHugh, Jr.
                                          Title:

                                          SELLERS:

                                          MICHAEL BENNER'S CHILDREN'S TRUST


                                           By: /s/ Kathy Benner
                                             --------------------------
                                               Kathy Benner, Trustee



                                               /s/ Michael Benner
                                             --------------------------
                                               Michael Benner


                                            PLOMIN-I Ltd., a Texas limited
                                             partnership


                                            By: /s/ Joseph Plomin
                                             --------------------------
                                            Name: Joe Plomin
                                            Title:


                                            XP54 - I LTD., a Texas limited
                                             partnership


                                            By: /s/ Michael Benner
                                             --------------------------
                                            Name:  Mike Benner
                                            Title: General Partner

                                                /s/ Genelle Benner
                                             --------------------------
                                                Genelle Benner


                                                /s/ Larry Benner
                                             --------------------------
                                                Larry Benner


                                                /s/ Joseph Plomin
                                             --------------------------
                                                Joseph Plomin


                                                /s/ Thomas Walsh
                                             --------------------------
                                                Thomas Walsh


                                                SELLER REPRESENTATIVE:

                                                /s/ Michael Benner
                                             --------------------------
                                                Michael Benner